Execution Version
THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 12.02, this “Agreement”) is made and entered into as of September 29, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1
i.Oasis Petroleum Inc., a corporation incorporated under the Laws of Delaware (“Oasis”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);
ii.the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Notes Claims, and that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting Noteholders”); and
iii.the undersigned holders of the RBL Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (in each case solely in their capacity as such, collectively, the “Consenting RBL Lenders” and, together with the Consenting Noteholders, the “Consenting Stakeholders”).
RECITALS
WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Restructuring Term Sheet” and, such transactions as described in this Agreement and the Restructuring Term Sheet, including for
1    Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

the avoidance of doubt entry into the DIP Facility (as defined below) and entry into the Exit Facility (as defined below), collectively, the “Restructuring Transactions”);
WHEREAS, the Company Parties and certain of the Consenting RBL Lenders (in such capacity, the “DIP Lenders”) have agreed to enter into a senior secured superpriority revolving debtor-in-possession financing facility (the “DIP Facility”) substantially on the terms set forth in the term sheet attached hereto as Exhibit C (the “DIP Term Sheet”);
WHEREAS, the Company Parties and certain of the Consenting RBL Lenders have agreed to enter into a new money senior secured reserve-based facility (the “Exit Facility”) substantially on the terms set forth in the term sheet attached hereto as Exhibit D hereto (the “Exit Facility Term Sheet”);
WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and
WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.01Definitions and Interpretation.
Section 1.01Definitions. The following terms shall have the following definitions:
“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Claims for compensation for services rendered or reimbursement of expenses incurred under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
“Agent” means any administrative agent, collateral agent, or similar Entity under the RBL and/or the Notes, including any successors thereto.
“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 12.02 (including the Restructuring Term Sheet).
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting Stakeholder executes and delivers a Joinder in accordance with the terms hereof) to the Termination Date applicable to that Party.
“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a final order, as applicable.
“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas presiding over the Chapter 11 Cases.
“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Cause of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Company Claims” means any Claim against a Company Party, including the DIP Claims, the RBL Claims and the Notes Claims.
“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the DIP Claims, the RBL Claims and the Notes Claims.
“Company Parties” has the meaning set forth in the recitals to this Agreement.
“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.
“Confirmation Order” means the confirmation order with respect to the Plan, which shall be consistent with this Agreement.
“Consenting Noteholders” has the meaning set forth in the preamble of this Agreement.
“Consenting RBL Lenders” has the meaning set forth in the preamble to this Agreement.
“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.
“Consenting Stakeholder Fees and Expenses” means all accrued but unpaid reasonable and documented fees and expenses (whether incurred prior to or after the commencement of the Chapter 11 Cases) related to the formulation, development, negotiation, documentation, and implementation of this Agreement, the Plan, the Restructuring Transactions contemplated thereby and hereby, the Definitive Documents, and/or any amendments, waivers, consents, supplements, or other modifications to any of the foregoing, in each case, of: (i)(a) Vinson & Elkins LLP, as counsel to Wells Fargo Bank, N.A., in its capacity as administrative agent under the RBL Credit Agreement, (b) any local counsel to Wells Fargo Bank, N.A., in its capacity as administrative agent under the RBL Credit Agreement, and (c) FTI Consulting, Inc., as financial advisor to Vinson & Elkins LLP in connection with its representation of Wells Fargo Bank, N.A., in its capacity as administrative agent under the RBL Credit Agreement, and (ii)(a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Consenting Noteholders, (b) Porter Hedges LLP, as local counsel to the Consenting Noteholders, and (c) Evercore Group L.L.C., as financial advisor to the Consenting Noteholders, in the case of clause (ii), in accordance with the engagement letters and/or fee letters, if applicable, among such consultant or professional and any of the Company Parties and, in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals or the Company Parties.
“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document, as applicable.
“Debtors” means the Company Parties that commence Chapter 11 Cases.
“Definitive Documents” means the documents listed in Section 3.01.
“DIP Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent under the DIP Facility.
“DIP Commitment Letter” means that certain Commitment Letter dated as of the date hereof executed by Oasis Petroleum North America, L.L.C., a Delaware limited liability company, the DIP Agent and the DIP Lenders party thereto, as the same may be amended from time to time in accordance with the terms thereof.
“DIP Claims” means all Claims derived from, based upon, or secured pursuant to the DIP Facility, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder, in each case, with respect to the DIP Facility.
“DIP Facility” has the meaning set forth in the recitals to this Agreement.
“DIP Facility Credit Agreement” means that certain debtor-in-possession credit agreement governing the DIP Facility by and among Oasis Petroleum North America LLC, a Delaware limited liability company as “Borrower”, the other Debtors, the DIP Lenders party thereto from time to time, and the DIP Agent, which shall be consistent with the terms set forth in the DIP Term Sheet.
“DIP Facility Documents” means the DIP Facility Credit Agreement, the “Loan Documents” as defined in the DIP Facility Credit Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the DIP Facility.
“DIP Facility Fee Letters” has the meaning set forth in Section 2(e).
“DIP Lenders” has the meaning set forth in the recitals to this Agreement.
“DIP Orders” means, as applicable, the Interim DIP Order or the Final DIP Order.
“DIP Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Disclosure Statement” means the related disclosure statement with respect to the Plan.
“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
“Execution Date” has the meaning set forth in the preamble to this Agreement.
“Exit Facility” has the meaning set forth in the recitals to this Agreement.
“Exit Facility Commitment Letter” means that certain Commitment Letter dated as of the date hereof executed by Oasis Petroleum North America, L.L.C., a Delaware limited liability company, and the Initial Exit Facility Lenders, as the same may be amended (including as supplemented by a joinder of additional commitment parties) from time to time in accordance with the terms thereof, which memorializes a several and not joint commitment by each Initial Exit Facility Lender to provide a portion of the Exit Facility in the amount set forth opposite each Initial Exit Facility Lender’s name in the Exit Facility Commitment Letter (or joinder thereto, as applicable), as the same may be reduced from time to time in accordance with the Exit Facility Commitment Letter or the Exit Facility Term Sheet.
“Exit Facility Credit Agreement” means the credit agreement governing the Exit Facility, which shall be consistent with the terms set forth in the Exit Facility Commitment Letter and the Exit Facility Term Sheet and included in the Plan Supplement.
“Exit Facility Documents” means the Exit Facility Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facility, including the Exit Facility Commitment Letter and the Exit Facility Fee Letter.
“Exit Facility Fee Letter” has the meaning set forth in Section 2(d).
“Exit Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Final DIP Order” means the final order of the Bankruptcy Court approving the Debtors’ entry into the DIP Facility and use of cash collateral.
“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil

Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.
“First Day Pleadings” means the first-day pleadings that the Company Parties file contemporaneously with the commencement of the Chapter 11 Cases.
“General Unsecured Claim” means any Claim other than an Administrative Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a RBL Claim, a DIP Claim, a Notes Claim, or a Mirada Claim.
“Initial Exit Facility Lenders” has the meaning given to such term in the Exit Facility Term Sheet.
“Intercompany Claim” means any Claim held by a Debtor against another Debtor.
“Intercompany Interest” means an Interest in a Debtor held by another Debtor.
“Interim DIP Order” means the interim order of the Bankruptcy Court approving the Debtors’ entry into the DIP Facility and use of cash collateral.
“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).
“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit F.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Milestones” means the milestones set forth in Section 4.
“Mirada” means, collectively, the Mirada Parties and the Mirada Individuals, in each case as defined in the Mirada Settlement Agreement.
“Mirada Claims” means any and all Claims and/or Interests asserted by Mirada including, without limitation, all claims asserted in that certain case captioned Mirada Energy, et al. v. Oasis Petroleum Inc., et al., No. 2017-19911 (Tex. Dist. Ct.).

“Mirada Settlement Agreement” means that certain Settlement and Mutual Release Agreement, dated as of September 28, 2020, by and between certain of the Debtors and their Affiliates and Mirada, which shall be included in the Plan Supplement.
“New Organizational Documents” means the Constitutional Documents for Reorganized Oasis, and each of the other Company Parties, including articles of incorporation, bylaws, stockholders’ agreement, and the identity of proposed members of Reorganized Oasis’s board of directors, board of managers, or similar governing body.
“New Warrants” has the meaning given to such term in the Restructuring Term Sheet.
“Noteholders” means the holders of Notes, from time to time.
“Notes” means (i) the senior unsecured notes, due November 1, 2021, issued by Oasis Petroleum Inc; (ii) the senior unsecured notes, due March 15, 2022, issued by Oasis Petroleum Inc; (iii) the senior unsecured convertible notes, due September 15, 2023, issued by Oasis Petroleum Inc; (iv) the senior unsecured notes, due January 15, 2023, issued by Oasis Petroleum Inc; and (v) the senior unsecured notes, due May 1, 2026, issued by Oasis Petroleum Inc.
“Notes Claim” means all Claims derived from or based upon the Notes, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto.
“Oasis” has the meaning set forth in the preamble to this Agreement.
“OMP Waiver Agreement” means that certain Limited Waiver and Forbearance Extension to Credit Agreement, dated as of the date hereof, among OMP Operating LLC, as borrower, Oasis Midstream Partners LP, as parent, the guarantors party thereto, Wells Fargo Bank, N.A., as administrative agent and issuing bank, and the lenders party thereto.
“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
“Other Secured Claim” means any Secured Claim, including any Secured Tax Claim, other than a RBL Claim or a DIP Claim.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Permitted Transfer” means each transfer of any Company Claims/Interests that meets the requirements of Section 7.01.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 7.01.
“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions, which shall be consistent with this Agreement.
“Plan Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court which shall include, without limitation (i) schedules of assumed or rejected contracts, (ii) the New Organizational Documents; (iii) the documentation related to the New Warrants; (iv) required disclosures regarding directors and officers of Reorganized Oasis (consistent with the terms of the Restructuring Term Sheet; (v) the form of registration rights agreement, which shall be in form and substance reasonably acceptable to the Required Consenting Noteholders; (vi) the Exit Facility Credit Agreement; and (vii) the Mirada Settlement Agreement.
“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.
“Proof of Claim” means a proof of claim filed against any of the Debtors in the Chapter 11 Cases by the applicable claims bar date.
“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).
“RBL Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent under the RBL Credit Agreement.
“RBL Claims” means all Claims derived from, based upon, or secured pursuant to the RBL Credit Agreement, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising thereunder or related thereto.
“RBL Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 16, 2018, by and among Oasis Petroleum Inc., as parent, Oasis Petroleum North America LLC, as borrower, Wells Fargo Bank, N.A., as Administrative Agent and the other parties party thereto, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of April 15, 2019, that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of July 2, 2019, that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of November 4, 2019 and that certain Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement dated as of April 24, 2020.

“RBL Facility Documents” means the RBL Credit Agreement and any other documentation governing or related to the revolving credit facility governed by the RBL Credit Agreement.
“RBL Lenders” means the lenders under the RBL Credit Agreement, from time to time.
“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.
“Reorganized Oasis” means Oasis, or any successor or assign, by merger, consolidation, or otherwise, on or after the Plan Effective Date.
“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding over 50% of the aggregate outstanding principal amount of the Notes Claims that are held by Consenting Noteholders.
“Required Consenting RBL Lenders” means, as of the relevant date, Consenting RBL Lenders holding at least 50.01% of the aggregate outstanding principal amount of the RBL Claims that is held by Consenting RBL Lenders.
“Required Consenting Stakeholders” means the Required Consenting RBL Lenders and the Required Consenting Noteholders.
“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.
“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.
“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.
“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
“Securities Act” means the Securities Act of 1933, as amended.
“Solicitation Materials” means all solicitation materials in respect of the Plan, including the Disclosure Statement and related ballots.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 10.01, 10.02, 10.03, or 10.04.
“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit E.
“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the indentures governing the Notes.
Section 1Interpretation. For purposes of this Agreement:
(a)in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;
(d)unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance herewith; provided that any capitalized terms herein which are defined with reference to another agreement are, unless otherwise provided herein, defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)the use of “include” or “including” is without limitation, whether stated or not;
(j)the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 12.10 other than counsel to the Company Parties; and

(k)Rule 9006(a) of the Federal Rules of Bankruptcy Procedure applies in computing any period of time prescribed or allowed herein only to the extent such period of time governs a Milestone pertaining to the entry of an order by the Bankruptcy Court in the Chapter 11 Cases.
Section 2Effectiveness of this Agreement
. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Central Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;
(b)the following shall have executed and delivered counterpart signature pages of this Agreement:
(i)holders of at least one-half (1/2) of the aggregate outstanding principal amount of the Notes Claims; and
(ii)holders of at least two-thirds (2/3) of the aggregate outstanding principal amount of the RBL Claims;
(c)the Company Parties shall have executed and delivered the Exit Facility Commitment Letter and a Fee Letter (the “Exit Facility Fee Letter”) with the Initial Exit Facility Lenders;
(d)the Company Parties and the DIP Lenders shall have executed and delivered the DIP Commitment Letter and the fee letters relating thereto (the “DIP Facility Fee Letters”) and the Company Parties shall have paid any fees thereunder or relating thereto;
(e)The Company Parties and the Consenting RBL Lenders shall have executed and delivered the OMP Waiver Agreement;
(f)the Company Parties shall have paid, or caused to be paid, all Consenting Stakeholder Fees and Expenses invoiced at least one (1) Business Day prior to the Agreement Effective Date; and
(g)counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 12.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a) have occurred.
Section 2.With respect to any Consenting Stakeholder that becomes a party to this Agreement pursuant to Section 7 hereof or by execution of a Joinder, this Agreement shall become effective as to such Consenting Stakeholder at the time it executes and delivers a Transfer Agreement or Joinder, as applicable, in accordance with the terms hereof.

Section 3.Definitive Documents.
3.01The Definitive Documents governing the Restructuring Transactions shall include the following:
(a)the Plan;
(b)the Confirmation Order and pleadings in support of its entry;
(c)the Disclosure Statement and its exhibits, including the Solicitation Procedures, and the motion seeking approval of the same;
(d)the Disclosure Statement Order and its exhibits, including the other Solicitation Materials;
(e)the First Day Pleadings and all orders sought pursuant thereto;
(f)the Plan Supplement;
(g)the DIP Facility Documents and the motion seeking approval of the DIP Facility;
(h)the DIP Orders;
(i)the Exit Facility Documents;
(j)the documentation related to the New Warrants;
(k)the New Organizational Documents; and
(l)the Mirada Settlement Agreement.
Section 3.The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion and, except as expressly contemplated in this Agreement (including as set forth in the exhibits and annexes hereto), shall be consistent with this Agreement. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring Transactions shall be consistent with the terms of this Agreement in all respects, as they may be modified, amended, or supplemented in accordance with Section 11. The Definitive Documents (and any amendments or modifications thereto) not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders; provided, that the Definitive Documents (and any amendments or modifications thereto) in Sections 3.01(a), (b), (g), (h), and (i) shall be in form and substance acceptable to the Company Parties, the RBL Agent, and the Required Consenting Stakeholders.

Section 4.Milestones.
4.01The following Milestones shall apply to this Agreement:
(a)The Company Parties shall have disseminated the Solicitation Materials and thereby commenced solicitation of votes to accept or reject the Plan by no later than September 30, 2020;
(b)The Petition Date shall occur by September 30, 2020;
(c)Not later than three (3) Business Days after the Petition Date, the Debtors shall have obtained entry by the Court of the Interim DIP Order;
(d)Not later than thirty (30) calendar days after the Petition Date, the Debtors shall have filed with the Court (i) the Plan, and (ii) the Disclosure Statement;
(e)Not later than thirty (30) calendar days after the Petition Date, the Debtors shall have filed with the Bankruptcy Court a motion to establish a bar date for filing proofs of claim; provided that the foregoing Milestone shall not apply in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of the Plan prior to the Petition Date;
(f)Not later than thirty (30) calendar days after the Petition Date, the Debtors shall have obtained entry by the Court of the Final DIP Order; provided that the foregoing Milestone shall automatically be extended to forty-five (45) calendar days after the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of the Plan prior to the Petition Date; provided further, that in no event shall the foregoing Milestone be later than immediately preceding the hearing on confirmation of the Plan;
(g)Not later than sixty-five (65) calendar days after the Petition Date, the Debtors shall have obtained entry by the Court of the Disclosure Statement Order;
(h)Not later than one hundred ten (110) calendar days after the Petition Date, the Debtors shall have obtained entry by the Court of the Confirmation Order; and
(i)Not later than December 20, 2020, the Plan Effective Date shall have occurred.
Section 4The Milestones may be extended or waived with the prior written consent (which may be an email between counsel to the Company Parties and the Required Consenting Stakeholders) of the Required Consenting Stakeholders.

Section 5Commitments of the Consenting Stakeholders.
5.01Affirmative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, to:
(a)support the Restructuring Transactions and vote and exercise any powers or rights available to it with respect to any Company Claims in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(b)use commercially reasonable efforts to cooperate with and, subject to applicable Laws, assist the Company Parties in obtaining additional support for the Agreement and the Restructuring Transactions from (1) in the case of the Consenting RBL Lenders, the other RBL Lenders, and (2) in the case of the Consenting Noteholders, the other Noteholders;
(c)solely with respect to the Consenting RBL Lenders, to the extent any Consenting RBL Lender is not a party to the DIP Commitment Letter, such Consenting RBL Lender agrees to execute the DIP Commitment Letter unless otherwise agreed by the RBL Agent;
(d)solely with respect to the Consenting RBL Lenders who are not Initial Exit Facility Lenders, execute the Exit Facility Commitment Letter;
(e)use commercially reasonable efforts to give any notice, order, instruction, or direction to the applicable Agents/Trustees reasonably necessary to give effect to the Restructuring Transactions; provided that in no event shall the Consenting Stakeholder be required to bear responsibility for any out-of-pocket costs related to any such notice, order, instruction, or discretion; and
(f)negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party.
5.02Plan Voting. In addition to the obligations set forth in Section 5.01, during the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:
(a)vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(b)to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(c)not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a) and (b) above.
5.03Negative Commitments. During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:
(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)propose, file, support, or vote for any Alternative Restructuring Proposal;
(c)file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;
(d)initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;
(e)exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests against the Company Parties, other than to enforce this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement;
(f)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;
(g)solely as to the Consenting Noteholders, object to or commence any legal proceeding challenging (i) the adequate protection granted or proposed to be granted to the holders of the RBL Claims under the DIP Orders or (ii) the DIP Facility Documents or the entry of the DIP Orders; or
(h)object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.
5.04Hedging Program. The Debtors shall provide information to the advisors to the Consenting Stakeholders regarding any Swap Agreements to be entered into under the DIP Credit Agreement, including draft documentation, as soon as reasonably practicable in advance of entry into any Swap Agreements. The Debtors shall consult with the advisors to the Consenting Stakeholders in advance of entry into any Swap Agreement, and shall reasonably incorporate any comments and direction from the advisors to the Consenting Stakeholders prior to entry into any Swap Agreement.
5.05Additional Provisions Regarding the Consenting Stakeholders’ Commitments.
(a)The Parties understand that the Consenting RBL Lenders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, a Consenting RBL Lender may indicate on its signature page hereto that it is executing this Agreement on behalf of a specific trading desk(s) and/or business group(s) of such Consenting RBL Lender, and if so indicated, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting RBL Lender until such trading desk or business group is or becomes a party to this Agreement.
(b)Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:
(i)be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring Transactions;
(ii)affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee);
(iii)impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;
(iv)prevent any Consenting Stakeholder from enforcing this Agreement, the DIP Orders, the DIP Facility Documents, the Plan, the Confirmation Order, or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;
(v)(i) prevent any Consenting Stakeholder from taking any action which is required by applicable Law, (ii) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege, or (iii) require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations; provided, that if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Stakeholder shall, to the extent practicable, provide advance reasonable notice to the Company Parties, and Counsel to the Company Parties;

(vi)prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;
(vii)prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, or priority of its Company Claims/Interests in accordance with the terms of the DIP Orders, the DIP Facility Documents, or the RBL Facility Documents (including, without limitation, the filing of a proof of claim against any Company Party); or
(viii)obligate any Consenting Stakeholder to deliver a vote to support the Plan or prohibit any Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date occurring as a result of the occurrence of the Plan Effective Date), and upon the Termination Date as to a Consenting Stakeholder (other than a Termination Date occurring as a result of the occurrence of the Plan Effective Date), such Consenting Stakeholder’s vote shall automatically be deemed void ab initio and such Consenting Stakeholder shall have a reasonable opportunity to cast a vote.
5.06Limitation on Consenting Stakeholders’ Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Section 5, nothing in this Agreement shall require any Consenting Stakeholder to incur, assume, become liable for any expenses, liabilities, or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Stakeholder that could result in expenses, liabilities, or other obligations to such Consenting Stakeholder other than as specifically and expressly required in this Agreement, the DIP Commitment Letter, or the Exit Facility Commitment Letter.
Section 6.Commitments of the Company Parties.
6.01Affirmative Commitments. Except as set forth in Section 6.03, during the Agreement Effective Period, each of the Company Parties agrees to:
(a)support and take all steps reasonably necessary to consummate the Restructuring Transactions in accordance with this Agreement;
(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary to address any such impediment;
(c)use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;
(d)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)(1) provide counsel for the Consenting RBL Lenders and the Consenting Noteholders a reasonable opportunity (which, to the extent practicable, shall be no less than two (2) Business Days) to review draft copies of all pleadings, motions, and proposed orders (including, without limitation, the First Day Pleadings and all “second day” motions) and, (2) to the extent reasonably practicable, provide a reasonable opportunity to counsel for the Consenting RBL Lenders and the Consenting Noteholders, to review draft copies of all other documents that the Company Parties intend to file with Bankruptcy Court and the Definitive Documents, as applicable;
(f)oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;
(g)use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders and, to the extent the Company Parties receive any Joinders or Transfers Agreements, to notify counsel to the Consenting Stakeholders of such Joinders and Transfer Agreements;
(h)consult and negotiate in good faith with the Consenting Stakeholders and their advisors regarding the completion and execution of the Definitive Documents and the implementation of the Restructuring Transactions;
(i)upon reasonable request of any Consenting Stakeholder, inform the advisors to such Consenting Stakeholder as to: (1) the material business and financial (including liquidity) performance of the Company Parties; (2) the status and progress of the Restructuring Transactions, including the negotiations of the Definitive Documents; and (3) the status of obtaining any necessary or desirable authorizations (including consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, or any stock exchange;
(j)inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (1) any event or circumstance that has occurred that would permit any Party to terminate this Agreement with respect to such Party; (2) any matter or circumstance which they know to be a material impediment to the implementation or consummation of the Restructuring Transactions; (3) any notice of any commencement of any material involuntary insolvency proceeding, legal suit for payment of debt, or enforcement of a security interest by any person in respect of any Company Party; (4) any breach of this Agreement (including a breach by any Company Party); and (5) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
(k)use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(l)operate their businesses in the ordinary course, taking into account the Restructuring Transactions and the Chapter 11 Cases;
(m)comply with the terms, conditions, and obligations of the DIP Facility Documents and the DIP Orders, once approved or entered, as applicable, by the Bankruptcy Court;
(n)timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Stakeholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;
(o)timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Stakeholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan reorganization, as applicable;
(p)not engage in any material merger, consolidation, disposition, acquisition investment, dividend, sale-leaseback, or similar transaction outside the ordinary course without the consent of the Consenting Stakeholders, except as provided in the Definitive Documents; and
(q)subject to the terms of the DIP Orders or any other applicable order of the Bankruptcy Court, timely pay the Consenting Stakeholder Fees and Expenses arising prior to and after the Agreement Effective Date, consistent with all governing engagement agreements.
6.02Negative Commitments. Except as set forth in Section 6.03, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:
(a)object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;
(b)take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;
(c)modify the Plan, in whole or in part, in a manner that is inconsistent with this Agreement without the consent of the Required Consenting Stakeholders; or
(d)file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan.
6.03Additional Provisions Regarding Company Parties’ Commitments
.

(a)Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such Company Party, board of directors, board of managers, or similar governing body of a Company Party believes in good faith, after consulting with counsel, that the taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 6.03(a) shall not be deemed to constitute a breach of this Agreement; provided that any Company Party that exercises its fiduciary duties to take any action or to refrain from taking any action as contemplated by the foregoing shall provide prompt written notice of such action or inaction to counsel to the Consenting Stakeholders within two (2) Business Days following any such action or inaction; provided further nothing in this Section 6.03(a) shall impede any Party’s right to terminate this Agreement pursuant to Section 10, including, for the avoidance of doubt, the Consenting Stakeholders’ rights to terminate in accordance with Section 10.01.
(b)Notwithstanding anything to the contrary in this Agreement (but subject to Section 6.03(a)), each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider or respond to Alternative Restructuring Proposals; provided, that if any Company Party receives a written proposal or expression of interests regarding any Alternative Restructuring Proposal, then within two (2) Business Days of receipt thereof, the Company Party shall notify (with email being sufficient) counsel to the Consenting Stakeholders and DIP Agent of any such proposal or expression of interest, with such notice to include a copy of such proposal if it is in writing, or otherwise a summary of the material terms thereof; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; (e) enter into or continue discussions or negotiations with holders of Claims against or Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, that the Company Parties shall provide copies of any such Alternative Restructuring Proposal to the financial advisors and counsel of the Consenting Stakeholders no later than two (2) Business Days following receipt thereof by the Company Parties or their advisors and (f) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder) regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided that if any Company Party receives an unsolicited Alternative Restructuring Proposal, then such Company Party shall (i) provide such information to the advisors to the Consenting Stakeholders and DIP Agent regarding such discussions as is reasonably necessary to keep the Consenting Stakeholders and DIP Agent reasonably informed as to the status and substance of such discussions, and (ii) use commercially reasonable efforts to respond promptly to information requests and questions from counsel to the Consenting Stakeholders and DIP Agent relating to such proposal.
(c)Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 7.Transfer of Company Claims/Interests and Joinders.
7.01Transfer Restrictions. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:
(a)in the case of any Company Claims/Interests other than any RBL Claims or any DIP Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and
(b)either (i) the transferee executes and delivers to the Company Parties, and in the case of a transferee of a Consenting Noteholder, counsel to the Consenting Noteholders in accordance with Section 12.10 by the date of the Transfer or, in the case of a transferee of a Consenting RBL Lender, counsel to the Consenting RBL Lenders in accordance with Section 12.10 by the date of the Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.
7.02Effect of Transfer. Upon compliance with the requirements of Section 7.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 7.01 shall be void ab initio.
7.03Consenting Stakeholder Exception. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of becoming aware of its failure to provide such notice; provided, that any failure by such

Consenting Stakeholder to provide notice of such acquisition shall not be deemed a material breach of such Consenting Stakeholder’s obligations hereunder to the extent such Consenting Stakeholder provides notice of such acquisition as soon as is reasonably practicable. Any RBL Lender that is not a Consenting RBL Lender can join this Agreement at any time prior to the Voting Deadline (as defined in the Plan) by executing a Joinder in the form attached to this Agreement (and by executing a joinder to the Exit Facility Commitment Letter in accordance with the terms thereof) and delivering an executed copy of each to counsel to the Company Parties and counsel to the Consenting RBL Lenders in accordance with Section 12.10.
7.04No Obligation. This Section 7 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
7.05Qualified Marketmaker Exceptions. Notwithstanding Section 7.01, a Qualified Marketmaker that acquires any Company Claims/Interests from a Consenting Stakeholder with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within fifteen (15) Business Days of its acquisition; (b) the transferee otherwise is a Permitted Transferee under Section 7.01 and is or becomes a Consenting Stakeholder at the time of such transfer; and (c) the Transfer otherwise is a Permitted Transfer under Section 7.01. Notwithstanding Section 7.01 and Section 7.03, to the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee. To the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement acquires Company Claims/Interests of a Consenting Creditor and such Qualified Marketmaker is eligible and entitled to vote such Company Claims/Interests acquired pursuant to this Section 7.05, and such Qualified Marketmaker is not otherwise precluded from voting such Company Claims/Interests in favor of the Plan, and receives a separate ballot for such Company Claims/Interests, such Qualified Marketmaker shall vote such Company Claims/Interests to accept the Plan on a timely basis as contemplated hereunder.
7.06General Exception. Notwithstanding anything to the contrary in this Section 7, the restrictions on Transfer set forth in this Section 7 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

7.07The Company Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties included on the signature page hereto, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such trading desk(s) and/or business group(s) of the Consenting Stakeholder whose investment in the Company Parties is included on the signature page hereto or in connection with such investment of the Consenting Stakeholder in the Company Parties.
7.08Joinder. Any person or entity executing and delivering a Joinder:
(a)becomes, and shall be treated for all purposes under this Agreement as, a Party to this Agreement with respect to all Company Claims/Interests that such person or entity holds and subsequently acquires;
(b)agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof);
(c)solely with respect to any RBL Lender, agrees to become a party to the Exit Facility Commitment Letter; and
(d)is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Sections 8 and 9 of this Agreement, in each case as of the date of the Joinder.
Section 8.Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:
(a)it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 7); provided that notwithstanding anything to the contrary herein, this representation shall only apply to each Consenting RBL Lender as of the date such Consenting Lender executes this Agreement;
(b)it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests subject to applicable Law and, with respect to the RBL Claims, the RBL Credit Agreement;
(c)such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(d)it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and
(e)solely with respect to holders of Company Claims/Interests other than holders of RBL Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
Section 9.Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party that, as of the date such Party executes and delivers this Agreement, on the Plan Effective Date:
(a)it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)except (i) as expressly provided in this Agreement, the Plan, and the Bankruptcy Code or (ii) as may be necessary and/or required by the United States Securities and Exchange Commission or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)the entry into, and performance by it of, this Agreement and the Restructuring Transactions contemplated by this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;
(d)except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and
(e)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement regarding the Company Parties that have not been disclosed to all Parties to this Agreement.

Section 10.Termination Events.
10.01Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting RBL Lenders, by the Required Consenting RBL Lenders, and (b) with respect to the Consenting Noteholders, by the Required Consenting Noteholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 12.10 hereof upon the occurrence of the following events:
(a)the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for four (4) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 12.10 hereof detailing any such breach;
(b)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment, or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 12.10 hereof detailing any such issuance; provided, however, a Consenting Stakeholder cannot use this provision to terminate the Agreement if it sought or requested such ruling or order in contravention of any obligation set out in this Agreement
(c)the Bankruptcy Court enters an order denying confirmation of the Plan;
(d)the Bankruptcy Court enters an order, or any Company Party files a motion or application seeking an order (without the prior written consent of the Required Consenting Stakeholders), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, or (iv) rejecting this Agreement;
(e)the Bankruptcy Court grants relief that is inconsistent in any material respect with this Agreement, the Definitive Documents or the Restructuring Transactions, and such inconsistent relief is not dismissed, vacated or modified to be consistent with this Agreement and the Restructuring Transactions within five (5) Business Days following written notice thereof to the Company Parties by the Required Consenting Stakeholders;
(f)the Company Parties lose the exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;
(g)any Company Party, without the consent of the Required Consenting Stakeholders in accordance with this Agreement, (i) files, or otherwise makes public, any of the Definitive Documents (including any modification or amendments thereto) that is inconsistent with this Agreement, (ii) amends or modifies, or files a pleading seeking authority to amend or modify, any Definitive Document in a manner that is inconsistent with this Agreement, (iii) files, or publicly announces that it will file, with the Bankruptcy Court any plan of reorganization other than the Plan, (iv) suspends or revokes the Restructuring Transactions, (v) files or announces that it will file any motion or application seeking authority to sell any material assets, or (vi) publicly announces its intention to take any action listed in clause (i), (ii), (iii), (iv), or (v) of this Section 10.01(g);
(h)any Company Party (i) withdraws from the Plan, (ii) executes a definitive written agreement with respect to an Alternative Restructuring Proposal, or (iii) publicly announces its intention to take any action listed in clause (i) or (ii) of this Section 10.01(h);
(i)any Company Party (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize any RBL Claims, liens, or interests held by any Consenting RBL Lender arising under or relating to the RBL Facility Documents or (ii) supports any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;
(j)(i) the occurrence of any termination event or event of default under the DIP Orders or DIP Facility Documents, that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof and acceleration of the obligations under the DIP Facility Credit Agreement, (ii) the termination or modification without the consent of the DIP Agent of the Company Parties’ authority to obtain the DIP Facility or use cash collateral pursuant to the DIP Orders that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof, or (iii) if the DIP Orders entered by the Court are not in form and substance acceptable to the DIP Agent;
(k)(i) a determination is made with respect to any Company Party and notice of such determination is delivered to the Consenting Stakeholders in accordance with sections 6.03(a) and 12.10 hereof, that (1) its continued support of the Restructuring Transactions would be inconsistent with its fiduciary obligations under applicable Law or (2) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, or (ii) any Company Party or the board of directors, board of managers, or similar governing body of a Company Party takes or refrains from taking any action on the basis of a determination made pursuant to Section 6.03(a) of this Agreement and such action or inaction would have otherwise constituted a breach of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement;
(l)any Company Party files, or publicly announces that it will file, with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (i) challenging the validity, enforceability, or priority of, or seeking the avoidance, disallowance, subordination, or recharacterization, as applicable, of the liens of the RBL Agent or the DIP Agent, the DIP Claims or the RBL Claims, or (ii) asserting any other cause of action against the Consenting Stakeholders;

(m)the Bankruptcy Court enters an order providing relief against any of the Consenting Stakeholders with respect to any of the causes of action or proceedings specified in Section 10.01(k) and such order remains in effect for five (5) Business Days after entry of such order;
(n)any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;
(o)any Milestone is not met, and the failure to meet such Milestone has not been waived or such Milestone has not been extended pursuant to Section 4.01(c);
(p)the Company Parties terminate their obligations under and in accordance with this Agreement; or
(q)the Bankruptcy Court enters an order granting relief from the automatic stay imposed by Bankruptcy Code section 362 authorizing any party to proceed with regard to any material asset of the Company Parties and such relief has a material adverse effect on the Restructuring Transactions.
10.02Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 12.10 hereof upon the occurrence of any of the following events:
(a)the breach in any material respect by Consenting RBL Lenders holding an amount of RBL Claims that (i) either would (A) result in non-breaching Consenting RBL Lenders failing to hold at least two-thirds (2/3) of the aggregate outstanding principal amount of RBL Claims or (B) reasonably be expected to prevent the consummation of the Restructuring Transactions, and (ii) remains uncured (to the extent curable) for five (5) Business Days after the Consenting Stakeholders seeking termination pursuant to this provision transmit a written notice in accordance with Section 12.10 detailing any such breach;
(b)the breach in any material respect by Consenting Noteholders holding an amount of Notes Claims that (i) either would (A) result in non-breaching Consenting Noteholders failing to hold at least one-half (1/2) of the aggregate outstanding principal amount of Notes Claims or (B) reasonably be expected to prevent the consummation of the Restructuring Transactions, and (ii) remains uncured (to the extent curable) for five (5) Business Days after the Consenting

Stakeholders seeking termination pursuant to this provision transmit a written notice in accordance with Section 12.10 detailing any such breach;
(c)the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;
(d)the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 12.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or
(e)the Bankruptcy Court enters an order denying confirmation of the Plan.
10.03Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.
10.04Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.
10.05Effect of Termination.
(a)Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 10.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement or, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court.

(b)Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder.
(c)Notwithstanding any provision to the contrary in this Section 10, no Party may exercise any of a termination right set forth in this Section 10 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of the applicable Consenting Stakeholder Termination Event or Company Termination Event giving rise to such termination right; provided, however, nothing in this Section 10.05(c) shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 10.02(a).
(d)For the avoidance of doubt, upon the termination of this Agreement by any Company Party pursuant to Section 10.02(c), the other Parties to this Agreement shall be immediately and automatically relieved of any obligation to comply with their respective covenants and agreements herein in accordance with this Section 10.05.
Section 11.Amendments and Waivers.
(a)This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 11.
(b)This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: each Company Party, the Required Consenting RBL Lenders, and the Required Consenting Noteholders; provided, however, that if the proposed modification, amendment, waiver, or supplement (x) has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder or (y) changes the economic treatment provided to any Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement.
(c)Any proposed modification, amendment, waiver or supplement that does not comply with this Section 11 shall be ineffective and void ab initio.
(d)The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.
(e)Where a written consent, acceptance, approval, or waiver is expressly required or contemplated by this Agreement, including a written approval by the Company Parties, the Required Consenting RBL Lenders, or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
(f)Any consent or waiver contemplated in this Section 11 may be provided by electronic mail from counsel to the relevant parties.
(g)Notwithstanding Section 11(a) of this Agreement, any modification, amendment, or change to the definition of “Required Consenting RBL Lenders” shall require the consent of the Company Parties and the Consenting RBL Lenders.
Section 12.Miscellaneous.
12.01Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.
12.02Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.
12.03Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.
12.04Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.
12.05GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.
12.06Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.07Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
12.08Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
12.09Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
12.10Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to a Company Party, to:
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Attention: Nickolas J. Lorentzatos, General Counsel
E-mail address: nlorentzatos@oasispetroleum.com
with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:    Brian Schartz, P.C.
        AnnElyse Scarlett Gains
E-mail address:    brian.schartz@kirkland.com
         annelyse.gains@kirkland.com
and
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:     Chad Husnick
        John Luze
E-mail address:    chad.husnick@kirkland.com
            john.luze@kirkland.com
(b)if to a Consenting RBL Lender, to:
Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention:    Bill Wallander
Brad Foxman
Matthew Struble
Email address:        bwallander@velaw.com
    bfoxman@velaw.com
    mstruble@velaw.com
(c)if to a Consenting Noteholder, to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:     Andrew N. Rosenberg

        Alice Belisle Eaton
        Alexander Woolverton
E-mail address:    arosenberg@paulweiss.com
            aeaton@paulweiss.com
            awoolverton@paulweiss.com
Any notice given by delivery, mail, or courier shall be effective when received.
12.11Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.
12.12Enforceability of Agreement. The Parties hereby acknowledge and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each Party waives any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 12.12 in the Bankruptcy Court or any other court of competent jurisdiction, (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 12.12 is illegal, invalid, or unenforceable, in whole or in part, and (v) the Parties will seek relief from the automatic stay in the DIP Orders for authority for the Parties to exercise any rights under this Agreement.
12.13Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.
12.14Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
12.15Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

12.16Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
12.17Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
12.18Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.
12.19Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 11, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
12.20Fees and Expenses. Regardless of whether the Restructuring Transactions are or have been consummated, and subject to the terms of the DIP Orders, the Company Parties shall promptly pay and reimburse in cash all Consenting Stakeholder Fees and Expenses in full in cash on a regular and continuing basis in accordance with all governing engagement agreements, subject to the expiration of any applicable provision of the DIP Orders. On the Plan Effective Date, all accrued and unpaid Consenting Stakeholder Fees and Expenses incurred up to (and including) the Plan Effective Date (including an estimate for post-closing matters) shall be paid in full in cash. Nothing herein shall relieve or supersede the Company Parties from any such payment or reimbursement obligations under the RBL Facility Documents, the DIP Facility Documents, or the DIP Orders.
12.21Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 7 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 10.05, Section 12, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.
12.22Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this

Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.
12.23Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.
12.24No Waiver; Reservation of Rights. Nothing herein shall constitute a waiver of any of the Parties’ rights, except as expressly set forth herein. All of the Parties’ respective rights to challenge the action of any other Party pursuant to this Agreement, including pursuant to Articles III, V, VI, IX, X and XI, are expressly preserved.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Signature pages follow.]

Company Parties’ Signature Page to
the Restructuring Support Agreement

OASIS PETROLEUM INC.
OASIS MIDSTREAM SERVICES LLC
OASIS PETROLEUM LLC
OASIS PETROLEUM MARKETING LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS PETROLEUM PERMIAN LLC
OASIS WELL SERVICES LLC
OMS HOLDINGS LLC

By: /s/ Michael H. Lou

Name: Michael H. Lou
Title: Chief Financial Officer and Executive Vice President

OMP GP LLC

By: /s/ Michael H. Lou

Name: Michael H. Lou
Title: President

Consenting Stakeholder Signature Page to
the Restructuring Support Agreement

[Consenting Stakeholder]
_____________________________________
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes
RBL
Interests

EXHIBIT A

Company Parties
Oasis Midstream Services LLC
Oasis Petroleum Inc.
Oasis Petroleum LLC
Oasis Petroleum Marketing LLC
Oasis Petroleum North America LLC
Oasis Petroleum Permian LLC
Oasis Well Services LLC
OMP GP LLC
OMS Holdings LLC

EXHIBIT B

Restructuring Term Sheet

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS CHAPTER 11 RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE OF THE RESTRUCTURING SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
Restructuring Term Sheet
INTRODUCTION
This Restructuring Term Sheet (this “Restructuring Term Sheet”) describes the financial restructuring of Oasis Petroleum Inc. (and, together with its debtor subsidiaries, the “Debtors”). This Restructuring Term Sheet is being agreed to in connection with the Debtors’ and the Consenting Stakeholders’ entry into that certain Restructuring Support Agreement, dated as of September 29, 2020 (as may be further amended, supplemented or modified pursuant to the terms thereof, the “Restructuring Support Agreement”),2 to which this Restructuring Term Sheet is attached as Exhibit A. Pursuant to the Restructuring Support Agreement, the Debtors and the Consenting Stakeholders have agreed to support the transactions contemplated therein and herein.
This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will to be contained in the Definitive Documents, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement and applicable bankruptcy law. The Definitive Documents will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the Restructuring Support Agreement. This Restructuring Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.
2     Capitalized terms used but not defined in this Restructuring Term Sheet have the meanings given to such terms in the Restructuring Support Agreement.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Chapter 11 Plan	On the Plan Effective Date, or, other than with respect to the holders of RBL Claims, as soon as is reasonably practicable thereafter, each holder of an Allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder's Allowed Claim or Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Interest, as applicable.

The Plan will constitute a separate chapter 11 plan of reorganization for each Debtor. For the avoidance of doubt, any action required to be taken by the Debtors on the Plan Effective Date pursuant to this Restructuring Term Sheet may be taken on the Plan Effective Date or as soon as is reasonably practicable thereafter other than with respect to the RBL Lenders, DIP Lenders, and Exit Facility Lenders.

DIP Facility
The Consenting RBL Lenders (in such capacity, collectively, the “DIP Lenders”) will provide a senior secured superpriority revolving debtor-in-possession financing facility in an aggregate principal amount of $450 million, consisting of a $150 million new money revolving facility, with a $100 million letter of credit facility sublimit, and $300 million of rolled up RBL Claims and otherwise substantially on the terms set forth in the term sheet attached as Exhibit C (the “DIP Term Sheet”) to the Restructuring Support Agreement. During the Chapter 11 Cases, the Consenting RBL Lenders shall forbear from any attempt to collect any Specified Default Interest and any such amounts shall not be rolled up into the DIP Facility; provided, for the avoidance of doubt, that as set forth in the DIP Term Sheet, the RBL Lenders shall be entitled to adequate protection payments consisting of current cash payments on a monthly basis in an amount equal to the amount of postpetition fees and interest on the RBL Claims at the default rate set forth in the RBL Credit Agreement. On the Plan Effective Date, the Consenting RBL Lenders shall waive any right to payment of Specified Default Interest (as defined below).

Exit Facility
The Consenting RBL Lenders will provide a new money senior secured reserve-based facility (the “Exit Facility”) substantially on the terms set forth in the term sheet attached as Exhibit D (the “Exit Facility Term Sheet”) to the Restructuring Support Agreement.
The proceeds of the Exit Facility may be used as necessary to fund cash distributions on the Plan Effective Date to holders of Allowed Claims required by this Restructuring Term Sheet and the Plan and for other uses as set forth in the Exit Facility Term Sheet and the Plan.

New Common Stock
On the Plan Effective Date, Reorganized Oasis will issue a single class of common Interests (the “New Common Stock”). The New Common Stock will be distributed to holders of Allowed General Unsecured Claims in accordance with this Restructuring Term Sheet. The Debtors and the Reorganized Debtors shall use commercially reasonable efforts to cause the New Common Stock to become publicly traded and listed on a national securities exchange on or as soon as reasonably practicable after the Plan Effective Date.

New Warrants
On the Plan Effective Date, Reorganized Oasis will issue 4-year warrants convertible into 7.5% of the New Common Stock at a strike price equal to the aggregate amount of Notes Claims (including any interest thereon that would have accrued as of the Plan Effective Date) (the “New Warrants”). The documentation for the New Warrants will be included in the Plan Supplement and will not include Black-Sholes protection but will provide that the New Warrants remain outstanding following any stock-for-stock merger transaction following the Plan Effective Date. Any New Common Stock issued pursuant to the New Warrants shall be subject to dilution on account of the Management Inventive Plan.

Mirada Settlement
On the Plan Effective Date, the Mirada Settlement Agreement and all terms contained therein will be deemed approved by the Bankruptcy Court and the Mirada Settlement Agreement shall be in full force and effect on the Plan Effective Date. The Plan shall provide that, as set forth in the Mirada Settlement Agreement, on the Plan Effective Date, the Debtors shall (i) pay the sum of $20,000,000.00 for the benefit of certain Mirada related parties and (ii) on or before the 180th day after the date the payment in preceding clause (i) is due, pay the sum of $22,750,000.00 for the benefit of certain Mirada realted parties, in each case on the terms set forth in the Mirada Settlement Agreement.

Hedging Program	On or before the Plan Effective Date, the Debtors will enter into new hedging arrangements sufficient to cover the Closing Date Minimum Hedge Volumes (as defined in the Exit Facility Term Sheet).
Cash on Hand	Cash distributions in accordance with this Restructuring Term Sheet shall be made from cash on hand as of the Plan Effective Date, including proceeds from the Exit Facility and the DIP Facility.
Definitive Documents
Any documents, including any Definitive Documents, that remain the subject of negotiation as of the Agreement Effective Date shall be subject to the rights and obligations set forth in Section 3 of the Restructuring Support Agreement. Failure to reference such rights and obligations as it relates to any document referenced in this Restructuring Term Sheet shall not impair such rights and obligations.

Tax Matters
The Parties will work together in good faith and will use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient and cost-effective manner for the Debtors.

TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	DIP Claims
On the Plan Effective Date, each holder of an Allowed DIP Claim shall be: (a) in the case of DIP Claims other than the principal amount of the loans under the DIP Credit Agreement, paid in full, in cash in accordance with the terms of the DIP Credit Agreement, and (b) in the case of DIP Claims that represent the principal amount of the loans under the DIP Credit Agreement, converted to an identical principal amount of Exit Facility Revolving Loans.
N/A
N/A	Administrative Claims	On the Plan Effective Date, each holder of an Allowed Administrative Claim shall receive payment in full in cash.	N/A
N/A	Priority Tax Claims	On the Plan Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims
On the Plan Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option and in their sole discretion: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.
Unimpaired / Deemed to Accept
Class 2	Other Priority Claims	Each holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	Unimpaired / Deemed to Accept
Class 3	RBL Claims
On the Plan Effective Date, all RBL Claims shall be deemed Allowed in full, including accrued and unpaid interest (at the applicable default rate), fees, costs, and expenses, plus any and all other amounts owed under the RBL Facility Documents.
On the Plan Effective Date, each holder of an Allowed RBL Claim (i) electing to participate in the Exit Facility by entry into the Exit Facility Commitment Letter will receive, (x) on a dollar-for-dollar basis in exchange for the portion of its RBL Claim representing the principal of the loans owed to such lender under the RBL Credit Agreement, an equal amount of the principal of the revolving loans under the Exit Facility as of the Plan Effective Date, upon the terms and conditions set forth in the Exit Facility Term Sheet and (y) with respect to any other portion of such holder’s RBL Claim (to the extent not already paid prior to the Plan Effective Date, including as adequate protection pursuant to the Final DIP Order), cash in an amount equal to such portion of such holder’s RBL Claim, and (ii) not electing to participate in the Exit Facility by electing not to sign the Exit Facility Commitment Letter (x) shall be deemed to have funded a second out term loan on a dollar-for-dollar basis in exchange for the portion of its RBL Claim representing the principal of the loans owed to such lender, any unreimbursed claims for professional fees and expenses under the RBL Credit Agreement, and any of such holder’s Specified Default Interest and (y) with respect to any other portion of such holder’s RBL Claim (to the extent not already paid prior to the Plan Effective Date, including as adequate protection pursuant to the Final DIP Order), cash in an amount equal to such portion of such holder’s RBL Claim. The Liens securing the loans under the RBL Credit Agreement shall be retained and deemed assigned to the administrative agent under the Exit Facility to secure the Exit Facility upon the Plan Effective Date. Notwithstanding the foregoing, on the Plan Effective Date, any Specified Default Interest shall be discharged, released, and deemed waived by all holders of RBL Claims that execute the Restructuring Support Agreement.[3]
Impaired / Entitled to Vote
Class 4	Notes Claims and Mirada Claims
On the Plan Effective Date, the Notes Claims shall be Allowed in full, including accrued and unpaid interest, fees, costs, and expenses plus any and all other amounts owed under the indentures governing the Notes Claims.

On the Plan Effective Date, each holder of an Allowed Notes Claim or an Allowed Mirada Claim shall receive its pro rata share (calculated based on the aggregate amount of all Allowed Notes Claims and Allowed Mirada Claims) of 100% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Warrants; provided, that notwithstanding that the Mirada Claims are classified as Class 4 Claims, such claims, in lieu of any treatment as Class 4 Claims, shall be treated in accordance with the Mirada Settlement Agreement.
Impaired / Entitled to Vote
Class 5	General Unsecured Claims	On the Plan Effective Date, each holder of an Allowed General Unsecured Claim shall receive, at the option of the applicable Debtor: (a) payment in full in Cash; or (b) Reinstatement	Unimpaired / Deemed to Accept
Class 6	Intercompany Claims
On the Plan Effective Date, each holder of an Allowed Intercompany Claim shall have its Claim Reinstated or cancelled, released, and extinguish and without any distribution at the Debtors’ election and in their sole discretion.
Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 7	Intercompany Interests Other Than in Oasis
On the Plan Effective Date, each holder of an Interest other than in Oasis shall have such Interest Reinstated or cancelled, released, and extinguish and without any distribution at the Debtors’ election and in their sole discretion.
Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 8	Interests in Oasis	On the Plan Effective Date, each holder of an Interest in Oasis shall retain its pro rata share of the New Warrants.	Impaired / Entitled to Vote

GENERAL PROVISIONS REGARDING THE PLAN
Subordination
The classification and treatment of Claims under the Plan shall conform to the respective contractual, legal, and equitable subordination rights of such Claims, and any such rights shall be settled, compromised, and released pursuant to the Plan.

Restructuring Transactions
The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate the Plan and the Restructuring Transactions therein. On the Plan Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Plan Effective Date, except with respect to the liens securing the RBL Claims and the Exit Facility and except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged. Notwithstanding anything to the contrary herein, in the Restructuring Support Agreement, or in the Plan, for the avoidance of doubt, the liens securing the RBL Claims shall not be released, and such liens shall be retained by the Exit Facility Agent to secure the Exit Facility upon the Plan Effective Date.

Executory Contracts and Unexpired Leases
The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters but, for the avoidance of doubt, shall not retain jurisdiction over the Exit Facility.
Discharge of Claims and Termination of Interests
Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims that the Debtors resolve or compromise after the Plan Effective Date), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services that employees of the Debtors have performed prior to the Plan Effective Date and that arise from a termination of employment, any contingent or noncontingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Releases by the Debtors
Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Plan Effective Date obligations of any party or entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan or the Restructuring Transactions or (b) any individual from any Claim or Cause of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud or willful misconduct.

Releases by Holders of Claims and Interests
As of the Plan Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Plan Effective Date obligations of any party or entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan or the Restructuring Transactions or (b) any individual from any claim or Cause of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud or willful misconduct.

Exculpation
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the DIP Facility, the Exit Facility, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above do not exculpate any post-Plan Effective Date obligations of any party or entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan

Injunction
Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any post-Plan Effective Date obligations of any party or entity under the Plan, any post-Plan Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the Exit Facility) executed to implement the Plan.

Releasing Parties, Released Parties, and Exculpated Parties
As used in this Restructuring Term Sheet, the term “Released Parties” means, collectively, and in each case in its capacity as such: (a) the Consenting Stakeholders; (b) the indenture trustees under the Debtors’ prepetition secured notes indentures; (c) the RBL Agent; (d) the DIP Lenders; (e) the DIP Agent; (f) each current and former Affiliate of each Entity in clause (a) through (e); and (h) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (f), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
As used in this Restructuring Term Sheet, the term “Releasing Parties” means, collectively, (a) the Consenting Stakeholders; (b) the indenture trustees under the Debtors’ prepetition secured notes indentures; (c) the RBL Agent; (d) the DIP Agent; (e) all holders of Claims or Interests that vote to accept or are deemed to accept the Plan; (f) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (g) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (h) each current and former Affiliate of each Entity in clause (a) through (g); and (j) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing Entities in clauses (a) through (h), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.
As used in this Restructuring Term Sheet, the term “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; (c) the Consenting Stakeholders; (d) the indenture trustees under the Debtors’ prepetition secured notes indentures; (e) the RBL Agent; (f) the DIP Agent; (g) the DIP Lenders; and (h) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

3     “Specified Default Interest” has the meaning set forth in that certain Limited Waiver and Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of April 24, 2020, among the Borrower, the guarantors party thereto, Wells Fargo Bank, NA, as administrative agent, and the Pre-Petition Lenders party thereto.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Governance
The new board of directors of Reorganized Oasis (the “New Board”) shall consist of seven (7) members and shall include the Chief Executive Officer of Reorganized Oasis and six (6) additional members appointed by the Required Consenting Noteholders. The identities of directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for Reorganized Oasis, including charters, bylaws, operating agreements, or other organization documents, as applicable (the “New Organizational Documents”), shall be consistent with this Restructuring Term Sheet and section 1123(a)(6) of the Bankruptcy Code. The Required Consenting Noteholders will discuss and consider appointing the COO to the New Board.
The COO shall waive any right to terminate his employment for “Good Reason” (as defined in his employment agreement) solely to the extent such right arises as a result of not being appointed to the New Board.

Management Incentive Plan
On the Plan Effective Date, the Reorganized Debtors will reserve exclusively for management employees a pool of New Common Stock (the “Management Incentive Plan Pool”) representing (on a fully diluted and fully distributed basis) up to 10% of the total equity value of the Reorganized Debtors (the “Management Incentive Plan”).  The Management Incentive Plan shall provide for 5% of the Management Incentive Plan Pool to be allocated within thirty (30) days following the Plan Effective Date in the form of restricted stock units (or equivalents) and on terms (including performance metrics and vesting criteria) otherwise to be agreed between management of Reorganized Oasis and the compensation committee of the New Board; provided that such period shall be extended automatically by an additional fifteen (15) days if good faith discussions between management of Reorganized Oasis and the New Board regarding the terms of the Management Incentive Plan remain ongoing at the conclusion of the initial thirty (30) day period. The remaining up to 5% of the Management Incentive Plan Pool will be available to be allocated after the Plan Effective Date, in the form and on terms as determined by the New Board in consultation with management for the Reorganized Debtors. In connection with structure, allocation and documentation of the Management Incentive Plan Pool, the compensation committee of the New Board and the participants in the Management Incentive Plan may discuss modifications as may be appropriate to certain employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former employees and assumed pursuant to the Plan.

Exemption from SEC Registration	The issuance of all securities under the Plan will be exempt from SEC registration under applicable law.
Employment Obligations
Pursuant to the Restructuring Support Agreement and this Restructuring Term Sheet, the Consenting Stakeholders consent to the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs and any motions in the Bankruptcy Court for approval thereof. On the Plan Effective Date, the Debtors shall (a) assume all employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former employees; or (b) enter into new agreements with such employees on terms and conditions acceptable to the Debtor and such employee.

Indemnification Obligations
Consistent with applicable law, all indemnification provisions in place as of the Plan Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Restructuring Transactions on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Plan Effective Date.

Retained Causes of Action
The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors have released pursuant to the release and exculpation provisions outlined in this Restructuring Term Sheet and implemented pursuant to the Plan.

Conditions Precedent to Restructuring
The following shall be conditions to the Plan Effective Date (the “Conditions Precedent”):
(a)the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Required Consenting Stakeholders, which shall:
(i)authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;
(ii)decree that the provisions in the Confirmation Order and the Plan are nonseverable and mutually dependent;
(iii)authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, including the Rights Offering; (b) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (c) make all distributions and issuances as required under the Plan, including cash and the New Common Stock; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility and the Management Incentive Plan;
(iv)authorize the implementation of the Plan in accordance with its terms; and
(v)provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and
(vi)be a Final Order;
(b)the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;
(c)the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan;
(d)the Restructuring Support Agreement shall remain in full force and effect;
(e)the Final DIP Order shall remain in full force and effect;
(f)the Mirada Settlement Agreement shall be effective in accordance with its terms and remain in full force and effect;
(g)the OMP Waiver Agreement shall be effective in accordance with its terms and remain in full force and effect
(h)the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Exit Facility and the closing of the Exit Facility shall have occurred;
(i)all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses;
(j)all Consenting Stakeholder Fees and Expenses shall have been paid in full in accordance with the Restructuring Support Agreement; and
(k)the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in this Restructuring Term Sheet in a manner consistent with the Restructuring Support Agreement, this Restructuring Term Sheet, and the Plan.

Waiver of Conditions Precedent to the Plan Effective Date	The Debtors, with the prior consent of the Required Consenting Stakeholders, may waive any one or more of the Conditions Precedent to the Plan Effective Date.

EXHIBIT C
DIP Term Sheet

                                    Execution Version

CONFIDENTIAL
Oasis Petroleum North America LLC
Senior Secured Superpriority Debtor-in-Possession Revolving Credit Agreement
Indicative Summary of Terms and Conditions

Borrower:	Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”).
Guarantors:
Oasis Petroleum Inc. (“Parent”), Oasis Midstream Services LLC, Oasis Petroleum LLC (“OP LLC”), Oasis Petroleum Marketing LLC, Oasis Petroleum Permian LLC, Oasis Well Services LLC, OMP GP LLC and OMS Holdings LLC, each organized under the laws of the State of Delaware (collectively, the “Guarantors”).

Debtors:	The Borrower and the Guarantors are collectively referred to herein as the “Debtors”.
DevCos:	Beartooth DevCo LLC and Bobcat DevCo LLC (the “DevCos”).
Post-Petition Lenders:
Wells Fargo Bank, N.A. and the other Pre-Petition Lenders (as defined below) under the Pre-Petition Credit Agreement (as defined below) participating in the DIP Facility (as defined below) in the percentages as set forth in the DIP Facility (collectively, the “Post-Petition Lenders”).

Post-Petition Agent:	Wells Fargo Bank, N.A. (in such capacity, the “Post-Petition Agent”).
Venue:
Debtors will file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”, and the date the Debtors’ bankruptcy cases are commenced, the “Petition Date”).

Documentation Principles:
The definitive documentation for the DIP Facility, including all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Debtors to the Post-Petition Agent or granting or perfecting liens or security interests by any of the Debtors in favor of and for the benefit of the Post-Petition Agent, for itself and for and on behalf of the Post-Petition Lenders, on account of the DIP Facility shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (as defined below). The documentation will be based on the applicable “Loan Documents” under and as defined in that certain Third Amended and Restated Credit Agreement dated October 16, 2018, among the Parent; OP LLC; the Borrower; each of the lenders from time to time party thereto (the “Pre-Petition Lenders”); and Wells Fargo Bank, N.A., as administrative agent on behalf of itself and the other Pre-Petition Lenders (the “Pre-Petition Agent”) (as in effect immediately prior to the commencement of bankruptcy case of the Borrower, the “Pre-Petition Credit Agreement”), with changes consistent with this DIP Facility Term Sheet and otherwise to reflect customary lender form updates (the “Documentation Principles”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Pre-Petition Credit Agreement.

DIP Facility:
A priming secured and superpriority debtor-in-possession revolving credit facility of $450 million (the “DIP Commitments”) consisting of (a) an $150 million new money revolving facility (the “New Money Facility”), which shall include an amount of $100 million in the form of a letter of credit facility and (b) up to $300 million of Pre-Petition Secured Indebtedness (as defined below) that will be deemed to be refinanced as post-petition secured indebtedness (the “Refinancing”) held by the Post-Petition Lenders, as more fully described and documented in the Financing Orders (as defined below) (the New Money Facility and the Refinancing, collectively, the “DIP Facility”), and the credit agreement entered into among the Post-Petition Agent, the Post-Petition Lenders and the Debtors, which in each case must be in form and substance acceptable to the Post-Petition Agent and the Post-Petition Lenders (the “Post-Petition Credit Agreement”). Until the entry of the Final Order (as defined below), (a) a maximum amount of new money funding of $120 million (the “Cap”) of cash which may be drawn by the Borrower, of which up to $80 million of the Cap may be drawn as letters of credit, will be available to the Debtors on an interim basis under the DIP Facility (and which shall include all letters of credit subject to the Pre-Petition LC Refinancing (as defined below)) and (b) up to $240 million of the Pre-Petition Secured Indebtedness will be Refinanced by the DIP Facility (the limitations described in the foregoing clauses (a) and (b), the “Interim Limits”). The actual amounts available to be borrowed under the DIP Facility will be subject to the Initial Budget or the DIP Budget, as applicable, (each term as defined below), subject to the Permitted Variances (as defined below).

Availability:	So long as the Total Outstandings (as defined below) do not exceed the lesser of (a) the DIP Loan Limit (as defined below) and (b) the amount then authorized by any Financing Order (including, without limitation, prior to the entry of the Final Order, the Interim Limits): (i) loans under the DIP Facility will be available to be made at any time prior to the Maturity Date (as defined below), (ii) letters of credit under the DIP Facility will be issued and renewed as described in the section entitled “Letters of Credit” below and (iii) amounts repaid under the DIP Facility may be reborrowed.

“Total Outstandings” means, at any time, the aggregate principal amount of the loans under the DIP Facility then outstanding plus the aggregate stated amount of all issued but undrawn Letters of Credit and, without duplication, all unreimbursed disbursements on any Letter of Credit as of such date.
“DIP Loan Limit” means the DIP Commitments less the amount of any Carve Out Reserves (as defined in Annex II hereto).

Letters of Credit:
A portion of the DIP Facility not in excess of $100 million shall be available for the issuance of letters of credit (“Letters of Credit”) by Wells Fargo Bank, N.A. (the “Post-Petition Issuing Bank”). Upon entry of the Interim Order (as defined below), all letters of credit issued under the Pre-Petition Credit Agreement (the “Refinanced L/Cs”) shall be Refinanced and deemed reissued under the Post-Petition Credit Agreement (the “Pre-Petition L/C Refinancing”).

Permitted Use of Proceeds:	All proceeds under the DIP Facility shall be used strictly in accordance with the Initial Budget or the DIP Budget, as applicable, subject to the Permitted Variance, as provided below. Unless otherwise agreed, no borrowing shall be made more frequently than once per week.
Term:
All commitments of the Post-Petition Lenders under the DIP Facility shall terminate at the earliest of the following events:  the date which is 6 months after the Petition Date (or, with the consent of the Majority Post-Petition Lenders, the date that is 9 months after the Petition Date; subject to not less than five (5) business days’ prior written notice by the Borrower of the extension request, the absence of any default or event of default under the Post-Petition Credit Agreement (an “Event of Default”), truth and accuracy in all material respects of representations and warranties (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects), the effectiveness of the restructuring support agreement and payment of the Extension Fee (as defined below), it being understood that such extension shall be binding on all of the Post-Petition Lenders to the extent such extension is approved by the Majority Post-Petition Lenders and the other conditions for such condition are satisfied (such extension, the “Extension”));  the entry of an order pursuant to section 363 of the Bankruptcy Code approving the sale of substantially all of the Debtors’ assets;  the effective date of any plan of reorganization;  the entry of an order for the conversion of the Debtors’ bankruptcy cases to cases under Chapter 7 of the Bankruptcy Code;  the entry of an order for the dismissal of the Debtors’ bankruptcy cases; or  at the election of the Post-Petition Agent or the Majority Post-Petition Lenders, the date on which any Event of Default is continuing (the earliest of the events described above, the “Maturity Date”).

New Money Loan Interest Rate:	Choice of 1 month Adjusted LIBO Rate (1.0% floor) + 5.50% per annum or Alternate Base Rate (2.0% floor) + 4.50% per annum, payable monthly in cash, provided that no Interest Period may extend beyond the Maturity Date.
Refinancing and Rate Applied to Drawn and Unreimbursed Refinanced L/Cs:	Choice of 1 month Adjusted LIBO Rate (1.0% floor) + 4.25% per annum or Alternate Base Rate (2.0% floor) + 3.25% per annum.
Default Rate:	Alternate Base Rate (2.0% floor) + 4.75% per annum + an additional 2.00% per annum default rate, effective (a) automatically upon any payment Event of Default and (b) upon written notice to the Borrower of the election of the Majority Post-Petition Lenders for any other Event of Default that has occurred and is continuing, in each case, with accrual of the default rate occurring from and including the first date on which the applicable Event of Default occurred and ending on the date on which such Event of Default has been cured or waived.
Facility Fee:
2.00% of the New Money Commitments payable to the Post-Petition Lenders on the Closing Date (as defined below) ratably in accordance with their New Money Commitments as of such date. “New Money Commitments” shall be defined as (a) $150,000,000 minus (b) the face amount of the Refinanced L/Cs.

Unused Commitment Fee:	0.5% per annum on daily average unused amount of the New Money Commitments payable monthly in arrears and on the Maturity Date.
Letter of Credit Fees:
A per annum participation fee payable ratably to each Post-Petition Lender equal in the aggregate to (x) 5.50% with respect to Letters of Credit other than Refinanced L/Cs and (y) 4.25% with respect to Refinanced L/Cs. Borrower shall also pay to the issuing lender additional fronting and standard fees on the terms set forth in the Pre-Petition Credit Agreement.

Extension Fee:	50 bps on the amount of the New Money Commitments payable on the date of such Extension (the “Extension Fee”).
Arrangement Fee and Agency Fee:	As separately agreed between the Post-Petition Agent and the Borrower.
Pre-Petition Secured Indebtedness:	All indebtedness and other obligations under the Pre-Petition Credit Agreement and related loan and security documents (the “Pre-Petition Secured Indebtedness”).
Adequate Protection Payments and Liens:	As adequate protection of the interests of the Pre-Petition Lenders for the DIP Facility advances, use of cash collateral and other collateral to the extent of any diminution in value of such interests, the Pre-Petition Lenders will receive, subject to the Carve Out (as defined below) (a) replacement liens on all real and personal property, tangible or intangible, wherever located, including all bank accounts, deposits and cash and, subject to and effective upon entry of the Final Order (as defined below), all proceeds of any avoidance actions under chapter 5 of the Bankruptcy Code, whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates, and all proceeds, products, rents, revenues and profits of same, and in each case junior to the liens securing the DIP Facility, (b) adequate protection payments consisting of current cash payments on a monthly basis in an amount equal to the amount of post-petition interest and fees on the obligations, at the Pre-Petition Credit Agreement default rate, in respect of the Pre-Petition Secured Indebtedness, (c) adequate protection payments consisting of cash reimbursement of the reasonable and documented (in summary format) fees, costs and expenses (including reasonable professional fees) of the Pre-Petition Agent and (d) super-priority administrative expense claims under Section 507(b) of the Bankruptcy Code and junior to the DIP Facility.
Asset Sales:	The (i) net cash proceeds from certain sales of any of the Debtors’ assets outside the ordinary course of business and (ii) the proceeds of any extraordinary receipts, in excess of $5,000,000, individually or in the aggregate, on a combined basis for the foregoing clauses (i) and (ii) during the term of the DIP Facility shall be paid first to the Post-Petition Agent for application to the DIP Facility, and upon the DIP Facility being indefeasibly satisfied in full, then to the Pre-Petition Agent for application to the Pre-Petition Secured Indebtedness.
Collateral:
All indebtedness and obligations of the Debtors under the DIP Facility will be secured by security interests and liens granted pursuant to Section 364(c)(2) and (d)(1) of the Bankruptcy Code (the “Priority Lien”), with priority over all valid and perfected existing and future security interests, liens, claims and encumbrances, in and on all real and personal property of the Debtors, tangible or intangible, wherever located, including all bank accounts, deposits and cash and, subject to and effective upon entry of the Final Order, all proceeds of any avoidance actions under chapter 5 of the Bankruptcy Code (up to the amount of the commitments then in effect under the DIP Facility), whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates, and all proceeds, products, rents, revenues and profits of same (the “Collateral”), subject only to the Carve Out (as defined below), and certain liens to the extent they are valid, perfected, unavoidable and of senior priority to the liens and security interests of the Pre-Petition Lenders. In addition, to the extent of the outstanding obligations of the Debtors under the DIP Facility, the Post-Petition Lenders shall be granted superpriority claims over all other claims against the Debtors, subject only to the Carve Out. All of the liens described above shall be effective and perfected as of the Petition Date upon entry of, and pursuant to, the Interim Order. Administrative Agent shall have the discretion to require additional lien perfection filings and account control agreements after the Closing Date.

Hedge Contracts:	Any hedge contract under the Post-Petition Credit Agreement to which any Post-Petition Lender is a counterparty shall be secured by liens securing the DIP Facility on a pari passu basis.
Guaranties:	All Debtors (other than the Borrower) shall guarantee the DIP Facility and secure it with their property that is Collateral.
No Surcharge & Marshalling Waiver:
The DIP Facility shall provide that subject only to and effective upon entry of the Final Order with respect to the Pre-Petition Lenders’ pre-petition collateral and adequate protection collateral, and effective upon entry of the Interim Order with respect to the Post-Petition Lenders’ post-petition collateral, (i) no costs or expenses of administration shall be imposed against such collateral, as applicable, under Section 506(c) of the Bankruptcy Code or otherwise, and (ii) such collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments.

Carve Out:	The Financing Orders shall include a carve out (the “Carve Out”) substantially identical to Annex II attached hereto.

Budget:
On or before the Petition Date, the Debtors shall have furnished to the Post-Petition Agent a thirteen (13) week rolling operating budget and cash flow forecast, in form and substance acceptable to the Post-Petition Agent (the “Initial Budget”), together with such related information and/or materials as the Post-Petition Agent and the Majority Post-Petition Lenders may deem reasonably necessary or desirable in connection therewith.
No later than 12:00 p.m. Central time on Thursday starting with the fourth Thursday of the first full four calendar weeks following the Petition Date, and every four weeks thereafter (or on a more frequent basis if agreeable to the Borrower and the Post-Petition Agent), the Debtors shall propose an updated rolling budget (the “Proposed DIP Budget”) to the Post-Petition Agent. The Post-Petition Agent may approve such Proposed DIP Budget, which will then become the budget then in effect in the Post-Petition Agent’s discretion if approved by the Post-Petition Agent in writing (which approval may be provided by electronic mail communicated by Post-Petition Agent’s counsel to Debtors’ counsel) (the “DIP Budget”); provided, that if the Proposed DIP Budget is not approved by the Post-Petition Agent, the DIP Budget that was last approved by the Post-Petition Agent shall continue to be in effect.
No later than 12:00 p.m. Central time on Thursday starting with the Thursday after the first full two calendar weeks following the Petition Date, and every four weeks thereafter, the Debtors shall deliver to the Post-Petition Agent a 13 week cash flow forecast. For the avoidance of doubt, the 13 week cash flow forecast will not be deemed a Proposed DIP Budget and will not require approval from the Post-Petition Agent.
No later than 12:00 p.m. Central time on Thursday of each week starting with the Thursday after the first full four calendar weeks following the Petition Date, and on a weekly basis thereafter (each a “Report Date”), the Debtors shall deliver to the Post-Petition Agent a weekly variance report (the “Variance Report”). The Variance Report shall measure performance for all actual post-petition disbursements made (a) with respect to the first Report Date, during the period from and including the Petition Date through and including the Friday ending immediately prior to the first Report Date and (b) with respect to each Report Date thereafter, the prior four weeks ending on the Friday immediately preceding such Report Date (the periods described in the foregoing clause (a) or (b), as applicable, the “Test Period”) on a rolling basis against the amount budgeted therefor in the DIP Budget, shall include calculations showing any discrepancies between anticipated and actual receipts and, beginning on the First Testing Date (as defined below), shall include calculations that demonstrate that the Debtors are in compliance with the Permitted Variance (as defined below).

On each Report Date, beginning on the Thursday following the first four full calendar weeks following the Petition Date (the “First Testing Date”), the Debtors shall demonstrate in each such Variance Report (A) that the actual disbursements made (the “Tested Disbursements”) in the prior Test Period, excluding (i) any fluctuations in royalty payments, payments to working interest holders, or similar payments or ad valorem or other taxes due on account of production of oil and gas interests that are attributable to changes in commodity prices, (ii) adequate protection payments to the Pre-Petition Agent and the Pre-Petition Lenders, (iii) reimbursements to Oasis Midstream Partners LP and its subsidiaries for capital expenditures, (iv) professional fees, (v) settlement payments to hedge counterparties and (vi) payments in respect of the DIP Facility (items (i) through (vi), collectively “Excluded Items”), do not exceed the sum of the aggregate amount budgeted therefor in the DIP Budget for the applicable Test Period by more than fifteen percent (15%) of the budgeted amount for such Test Period (the “Permitted Variance”) on a cumulative basis for all disbursements made during such Test Period and (B) that the Debtors’ Liquidity (to be defined as unrestricted cash and cash equivalents of the Debtors’ plus unused commitments under the DIP Facility) is, (i) at any time the Interim Order is in effect, an amount not less than $15 million and (ii) at any time the Final Order is in effect, no less than $20 million. For the avoidance of doubt, Liquidity shall be tested daily, but reported weekly in the Variance Report. Certification of compliance shall be provided on such Report Date, concurrently with delivery of each Variance Report.

Each Variance Report shall include actual disbursements and actual receipts for such Test Period, broken out as line items (but, for the avoidance of doubt, such items shall not be tested, other than the Tested Disbursements tested on an aggregate basis as described above).

General Conditions Precedent:	Usual and customary for a facility of this type and otherwise generally consistent with the Documentation Principles, including:
1.The effectiveness of the Post-Petition Credit Agreement and availability of the DIP Facility will occur on the date (the “Closing Date”) that the following conditions are satisfied or waived:
(a) The entry of an order by the Bankruptcy Court approving a cash management system for the Debtors and other “first day” orders satisfactory to the Post-Petition Agent;
(b) Execution and delivery of satisfactory definitive documentation for the DIP Facility;
(c) Receipt of satisfactory Initial Budget approved by the Post-Petition Agent;

(d) Receipt of a model of projected monthly cash flow, cash balance and balance of debt for borrowed money of the Debtors similar in level of detail to previously delivered models, for the monthly periods commencing on the first day of the month immediately following the month of effectiveness of the DIP Facility through December 31, 2020, in form and substance acceptable to the Post-Petition Agent;

(e) Bankruptcy Court’s entry within three (3) business days of the Petition Date of an interim order approving the DIP Facility and use of cash collateral in a form and substance acceptable to the Post-Petition Agent (the “Interim Order”);

(f) Reimbursement of all reasonable and documented (in summary form) fees and expenses of the Pre-Petition Agent and Pre-Petition Lenders and Post-Petition Agent and Post-Petition Lenders to the extent invoiced at least one (1) business day prior thereto;

(g) Payment in full of unpaid reasonable and documented (in summary form) fees and expenses of Vinson & Elkins LLP and FTI Consulting to the extent invoiced at least one (1) business day prior thereto;

(h) Use commercially reasonable efforts to, with respect to all hedge contracts entered into prior to the Closing Date, either (i) liquidate such hedges or (ii) reset such hedges to current market terms in existence at the time of such reset in exchange for a lump-sum cash payment substantially similar to the payment that such Debtor would be entitled to receive in respect of a contemporaneous liquidation of such hedge (collectively, the “Specified Liquidations”), in each case, on terms mutually acceptable to the Borrower and the applicable hedge counterparty, and all proceeds of such Specified Liquidations shall have been applied to the prepayment of the loans under the Pre-Petition Credit Agreement;

(i) All representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects), and there shall be no default or Event of Default in existence at the time of, or immediately after giving effect to the making of, such initial funding;

(j) The Post-Petition Agent shall have received such documents and other instruments as are customary for transactions of this type or as it may request;

(k) The delivery of other customary closing deliverables (including, without limitation, delivery of secretary and officer certificates and notice of borrowing); and
(l) The sum of the outstanding principal amount of loans under the Pre-Petition Credit Agreement and the LC Exposure under the Pre-Petition Credit Agreement shall be no more than $500 million representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and
2.As to all subsequent advances under the DIP Facility:

(a) All representations and warranties of the Debtors in the Post-Petition Credit Agreement shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, material adverse effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects); there shall be no default or Event of Default in existence at the time of, or after giving effect to the making of, such funding; the delivery of a borrowing request; no violation of any applicable governmental requirement shall occur as a result of such advance; and there shall be no event, development or circumstance that has resulted in or could be expected to result in a material adverse effect.

(b) With respect to amounts in excess of the Interim Limits or the Cap, the Bankruptcy Court’s entry within thirty (30) days of the Petition Date of a final order approving the DIP Facility and use of cash collateral, in form and substance acceptable to the Post-Petition Agent (the “Final Order”, and the Interim Order and Final Order collectively are referred to herein as the “Financing Orders”), which Final Order shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified; provided that the time period for entry of the Final Order shall automatically be extended to within forty (40) days of the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date; and

(c) The making of the requested credit extension would not cause the Total Outstandings to exceed the lesser of (a) the DIP Loan Limit and (b) the amount then authorized by any Financing Order (including, without limitation, prior to the entry of the Final Order, the Interim Limits).

Representations & Warranties:	Customary representations and warranties for transactions of this type and otherwise generally consistent with the Documentation Principles.
Affirmative Covenants:
Affirmative covenants customary for transactions of this type and otherwise generally consistent with the Documentation Principles, including, without limitation, the following (subject to exceptions and qualifications to be agreed):

(a)Maintain its corporate existence and do all things necessary to keep rights to the conduct of its business;

(b) Notice of material events;
(c) Perform every act and discharge all of the obligations to be performed and discharged under the Post-Petition Credit Agreement;
(d) Maintain books and records;
(e) Comply with laws, environmental matters, ERISA, Commodity Exchange Act Keepwell Provisions;
(f) Comply with covenants with respect to the DevCo undertakings, marketing activities, further assurances, reserve reports, title information, additional collateral, additional guarantors, taxes and claims;
(g) Operate and maintain its properties and collateral (including the DevCo properties);

(h) Permit inspections;
(i) Maintain current financial records in accordance with GAAP;
(j) Comply with customary reporting requirements, including audited annual financial reports and quarterly consolidated financial reports; delivery of the items described under the heading “Budget” above; 30 days after the end of each month, delivery of a report of actual production volume for such month; on the last day of each month, delivery of a forecast of production volume for the next month;

(k) Maintain ownership of DevCo equity interests and ownership of certain general partnership interests;
(l) Support entry of a Final Order providing for a waiver of any claims to surcharge the Post-Petition Agent’s and Pre-Petition Agent’s collateral under section 506(c) of the Bankruptcy Code;

(m) Maintain insurance in amounts and on terms appropriate to the Debtors’ business and with financially sound and reputable insurers;
(n) Support entry of a Final Order providing for an acknowledgment of the right of the Post-Petition Agent and Pre-Petition Agent, as applicable, to credit bid at any sale of the Debtors’ assets that are subject to the liens of the Post-Petition Lenders or the Pre-Petition Lenders (whether 363 sale or otherwise); and
(o) Comply at all times with the Budget, subject to the Permitted Variance, as described above.

Negative Covenants:
Negative covenants customary for transactions of this type and otherwise generally consistent with the Documentation Principles, including, without limitation, covenants with respect to the following (subject to exceptions and qualifications to be agreed):

(a) Create or permit to exist any lien or encumbrance on any asset, except as permitted by the Post-Petition Credit Agreement or the Financing Orders;
(b) Incur or permit to exist any financing under section 364 of the Bankruptcy Code or any other indebtedness, except as permitted by the Post-Petition Credit Agreement;
(c) Create or permit to exist any superpriority administrative expense claim except as specifically permitted by the Post-Petition Agent or the Financing Orders, other than with respect to the DIP Facility or as contemplated by the restructuring support agreement;
(d) Make investments, loans and advances, except as permitted by the Post-Petition Credit Agreement;

(e) Permit the Liquidity as of the end of any business day to be less than (1) $15 million at any time following entry of the Interim Order but before entry of the Final Order; and (2) $20 million at any time following entry of the Final Order;
(f) Declare or pay dividends or make any distributions to equityholders or pay amounts with respect to subordinated indebtedness or any other prepetition indebtedness, except to the Pre-Petition Lenders and as specifically permitted by the Post-Petition Credit Agreement;

(g) Merge or consolidate with any other entity, make any fundamental changes in its corporate structure or otherwise change the nature of its business;
(h) Transfer or otherwise dispose of any assets other than hydrocarbons in the ordinary course of business and other exceptions to be agreed;
(i) Use cash collateral or the proceeds of the DIP Facility except in accordance with the Initial Budget or DIP Budget, as applicable, and subject to the Permitted Variance; or
(j) Fail to operate strictly in compliance with the Initial Budget or DIP Budget, as applicable, subject to the Permitted Variance, as described above.

Case Milestones:
The Financing Orders and the Post-Petition Credit Agreement shall provide that the Debtors will implement their Chapter 11 Case in accordance with the Milestones as reflected in Annex I attached hereto.

The Debtors may extend a Case Milestone only with the express written consent of the Post-Petition Agent (which consent may be provided by electronic mail communicated by Post-Petition Agent’s counsel to Debtors’ counsel) acting at the direction of the Majority Post-Petition Lenders.

Events of Default:	Events of default customary for transactions of this type, consistent with the Documentation Principles, including, without limitation (subject to exceptions and qualifications to be agreed):

(a) The failure of Debtors to obtain the Final Order from the Bankruptcy Court not later than 30 days after the Petition Date; provided that the foregoing time period shall automatically be extended to forty (40) days after the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date provided further, however, that in no event shall the foregoing Case Milestone be later than immediately preceding the hearing on confirmation of the Plan;

(b) Nonpayment of principal, fees, interest or mandatory prepayments when due (with a 3 business day grace period for non-principal payments);
(c) The failure or breach of any warranty or representation of the Debtors;
(d) Violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period);
(e) Change of control;

(f) Entry of an order for the dismissal or conversion to Chapter 7 of the Debtors’ bankruptcy cases; the appointment of a bankruptcy trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) of the Bankruptcy Code) except with the express written consent of the Post-Petition Agent; the granting of any other superpriority administrative expense claim, except with the express written consent of the Post-Petition Agent; any Debtor shall attempt to vacate or modify the Interim Order, the Final Order or the cash collateral order over the objection of the Post-Petition Agent; or any Debtor shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Pre-Petition Agent or the Post-Petition Agent (as security for the Pre-Petition Lenders and the Post-Petition Lenders, respectively);

(g) The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay to the holder or holders of any security interest or lien (other than in favor of Post-Petition Agent, Post-Petition Lenders, Pre-Petition Agent or Pre-Petition Lenders) to permit the pursuit of any judicial or non-judicial transfer or other remedy against any assets of any of the Debtors, in each case involving assets with an aggregate value in excess of $1 million;
(h) The Debtors shall fail to meet any established Case Milestones (after giving effect to any extension thereof as described under the section entitled “Case Milestones” above);
(i) Failure by any Debtor to comply in any respect with the Financing Orders;

(j) The filing or support by the Debtors of any plan of reorganization that (i) does not provide for termination of the unused commitments under the DIP Facility and indefeasible payment in full in cash of all of the Debtors’ obligations under the DIP Facility and (ii) is not otherwise acceptable to the Post-Petition Agent in its sole discretion;

(k) Bankruptcy Court approves or the Debtors request approval of any sale or other disposition of all or a portion of the Collateral securing the DIP Facility loans pursuant to section 363 of the Bankruptcy Code other than as permitted by the Financing Orders or a plan of reorganization approved by the Post-Petition Agent and the Majority Post-Petition Lenders, or the Post-Petition Credit Agreement;

(l) The termination of the restructuring support agreement or any agreement attached as an exhibit thereto, either in whole or in part, or any modification, amendment or supplement of the restructuring support agreement, including the exhibits thereto without the prior written consent of the Majority Post-Petition Lenders; and

(m) Any Debtor files, or supports a motion that has been filed, to reject the restructuring support agreement.
Upon the occurrence and continuation of any Event of Default, the Post-Petition Agent may, and at the direction of the Majority Post-Petition Lenders shall, subject in all respects to the Financing Orders, exercise rights and remedies in accordance with the Post-Petition Credit Agreement and security documents and applicable law.
Releases/ Covenant Not to Sue:	Subject to the challenge rights of third parties set forth in the Interim Order and Final Order, the Debtors shall provide each of the Pre-Petition Agent, the Pre-Petition Lenders, the Issuing Bank and the Secured Swap Parties, the Post-Petition Agent, the Post-Petition Issuing Bank, the Post-Petition Lenders and other customary parties a comprehensive release and covenant not to sue as to any and all claims and causes of action against any of them as of the date of such release, and the date of each advance made under the DIP Facility.

Expense Reimbursement/ Indemnification:
All reasonable and documented out-of-pocket expenses (in summary form) of the Post-Petition Agent associated with the preparation, execution, delivery and administration of the DIP Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel), (b) all costs, expenses, Taxes, assessments and other charges incurred by the Post-Petition Agent or any Post-Petition Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by the Post-Petition Credit Agreement and any related documents, (c) all reasonable and documented out-of-pocket expenses (in summary form) incurred in connection with the issuance of any letter of credit, and (d) all out-of-pocket expenses incurred by the Post-Petition Agent or any Post-Petition Lender, including the reasonable and documented (in summary form) fees, charges and disbursements of any counsel for any Post-Petition Lender, in connection with the enforcement or protection of its rights in connection the Post-Petition Credit Agreement and any related documents.

The Post-Petition Agent and the Post-
Petition Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified person).

Assignments:
The Post-Petition Credit Agreement will contain assignment provisions customarily found in the loan agreements for similar debtor in possession financings and subject to the Documentation Principles; provided, that for the avoidance of doubt any assignment under the Post-Petition Credit Agreement shall (1) be subject to the Borrower’s consent (unless an Event of Default has occurred and is continuing or such assignment is made to a Post-Petition Lender or its affiliate); and (2) not be permitted to any Industry Competitor (as defined in the Pre-Petition Credit Agreement). All assignees of DIP Facility loans and letters of credit shall become bound to the terms of the restructuring support agreement (unless the restructuring support agreement is no longer in effect at such time).

Amendments:
Any provision of the Post-Petition Credit Agreement or the Financing Orders may be amended with the consent of the Borrower together with the vote of Post-Petition Lenders holding more than 50% of the overall commitments under the Post-Petition Credit Agreement or, in the case of a termination of such commitment, of the revolving loans outstanding thereunder (the “Majority Post-Petition Lenders”), except with respect to certain matters specified in the Post-Petition Credit Agreement requiring the vote of all Post-Petition Lenders or each affected Post-Petition Lender.

Governing Law:	New York law shall govern the Post-Petition Credit Agreement (provided that perfection of security interests in the Debtors’ real property or midstream assets will be governed by the law of the state in which such assets are located to the extent determined by the Post-Petition Agent to be necessary). Debtors and the Post-Petition Lenders shall agree that all disputes between the Debtors on the one hand and the Post-Petition Lenders on the other hand shall be heard by the Bankruptcy Court so long as the bankruptcy case is pending.
DIP to Exit Conversion:
On the date upon which the conditions precedent to the effectiveness of an “exit credit facility” (the “Exit Facility”) shall have been satisfied or waived as contemplated by the terms specified in the Exit Facility Term Sheet attached as Exhibit A (the “Exit Facility Term Sheet”) to that certain Exit Commitment Letter (the “Exit Facility Commitment Letter”) by and among the Borrower, Wells Fargo Securities, LLC, as Lead Arranger (as defined therein), and the Initial Lenders (as defined therein) (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) the aggregate principal amount of all DIP Facility loans that are outstanding as of such date and any Pre-Petition Secured Indebtedness that was not converted into the DIP Facility shall, in each case, be automatically converted on a dollar-for-dollar basis for “Loans” under and as defined in the Exit Facility, (ii) all outstanding Letters of Credit shall be deemed to be issued as “Letters of Credit” under and as defined in the Exit Facility, (iii) all outstanding hedges with a Post-Petition Lender or its affiliate shall be deemed to be secured by the liens securing the Exit Facility, and the Debtors shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth in the Exit Facility Term Sheet, and (iv) all outstanding treasury management arrangements with a Post-Petition Lender or its affiliate shall be deemed to be secured by the liens securing the Exit Facility. Upon payment in full (as defined in the Post-Petition Credit Agreement), the DIP Facility will terminate and be superseded and replaced in its entirety by the Exit Facility.

Annex I
Case Milestones
“Case Milestones” means the following milestones relating to the Chapter 11 Case:
1.The Petition Date shall occur no later than September 29, 2020;
2.No later than 3 business days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Interim Order, in a form and substance satisfactory to the Post-Petition Agent;
3.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Debtors shall have filed with the Bankruptcy Court the Plan and Disclosure Statement (each as defined in the restructuring support agreement), in each case, in a form and substance satisfactory to the Post-Petition Agent;
4.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Debtors shall have filed with the Bankruptcy Court a motion to establish a bar date for filing proofs of claim; provided that the foregoing Case Milestone shall not apply in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date;
5.No later than 30 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Final Order; provided that the foregoing Case Milestone shall automatically be extended to forty-five (45) days after the Petition Date in the event the Debtors commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date; provided further, however, that in no event shall the foregoing Case Milestone be later than immediately preceding the hearing on confirmation of the Plan;
6.No later than 65 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered an order (the “Disclosure Statement Order”) (i) approving the adequacy of the Disclosure Statement, and (ii) approving the related solicitation procedures, in each case, in form and substance satisfactory to the Post-Petition Agent;
7.No later than 110 days after the Petition Date (or such later date as the Post-Petition Agent may agree in writing), the Bankruptcy Court shall have entered the Confirmation Order (as defined in the restructuring support agreement) in a form and substance satisfactory to the Post-Petition Agent; and
8.No later than December 20, 2020 (or such later date as the Post-Petition Agent may agree in writing), the plan of reorganization shall have become effective.

ANNEX II
Carve Out
1.Carve Out.
(a)Carve Out. Notwithstanding anything to the contrary in this Interim DIP Order, any DIP Documents, or any other order of the Court, all of the DIP Liens, the DIP Superpriority Claim, the Adequate Protection Liens, and the Adequate Protection Claim shall be subject only to the payment of the Carve Out as and only to the extent set forth in this Interim DIP Order. As used in this Interim DIP Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses, other than any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any committee4 (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any official Committee appointed in the Chapter 11 Cases pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $2,750,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order,
4 Any fee due and payable to a Professional Person that is employed as an investment banker or financial advisor arising from the consummation of any transaction shall be payable only to the extent allowed by the Court and as and to the extent set forth in such Professional Person’s engagement letter, and solely from the proceeds received by the Debtors resulting from the consummation of such transaction, free and clear of the liens of the DIP Agent and the DIP Lenders.

or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, counsel to any Committee and counsel to the Ad Hoc Group of Consenting Noteholders, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.
(b)Fee Estimates. Not later than 7:00 p.m. New York time on the third business day of each week starting with the first full calendar week following the Closing Date (as defined in the DIP Credit Agreement), each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated Fees and Expenses”) incurred during the preceding week by such Professional Person (through Saturday of such week, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date (as defined below), each Professional Person shall deliver to the Debtors one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Weekly Statement has been or should have been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Weekly Statement and Final Statement to be delivered on the same day received to the DIP Agent). If any Professional Person fails to deliver a Weekly Statement or the Final Statement within three calendar days after such Weekly Statement or Final Statement is due, such Professional Person’s entitlement (if any) to any funds in the Pre-Carve Out Trigger Notice Reserve (as defined below) with respect to the aggregate unpaid amount of Allowed Professional Fees of such Professional Person for the applicable period(s) for which such Professional Person failed to deliver a

Weekly Statement or Final Statement covering such period shall be limited to the aggregate unpaid amount of Allowed Professional Fees included in the Budget for such period for such Professional Person; provided, that such Professional Person shall be entitled to be paid any unpaid amount of Allowed Professional Fees in excess of Allowed Professional Fees included in the Budget for such period for such Professional Person from a reserve to be funded by the Debtors from all cash on hand as of such date and any available cash thereafter held by any Debtor pursuant to paragraph [●](c) below. Solely as it relates to the DIP Agent and the DIP Lenders, any deemed draw and borrowing pursuant to paragraph [●](c)(i)(x) for amounts under paragraph [●](a)(iii) above shall be limited to the greater of (x) the sum of (I) the aggregate unpaid amount of Estimated Fees and Expenses included in such Weekly Statements timely received by the Debtors prior to the Termination Declaration Date plus, without duplication, (II) the lesser of (1) the aggregate unpaid amount of Estimated Fees and Expenses included in the Final Statements timely received by the Debtors pertaining to the period through and including the Termination Declaration Date and (2) the Budgeted Cushion Amount (as defined below), and (y) the aggregate unpaid amount of Allowed Professional Fees included in the Budget for the period prior to the Termination Declaration Date (such amount, the “DIP Professional Fee Carve Out Cap”). For the avoidance of doubt, the DIP Agent shall be entitled to maintain at all times a reserve (the “Carve-Out Reserve”) against availability under the DIP Facility in an amount (the “Carve-Out Reserve Amount”) equal to the sum of (i) the greater of (x) the aggregate unpaid amount of Estimated Fees and Expenses included in all Weekly Statements timely received by the Debtors, and (y) the aggregate amount of Allowed Professional Fees contemplated to be unpaid in the Budget at the applicable time, plus (ii) the Post-Carve Out Trigger Notice Cap, plus (iii) the amounts contemplated under paragraph [●](a)(i) and [●](a)(ii) above, plus (iv) an amount equal to the amount of Allowed Professional Fees set forth in the Budget for the then current week occurring after the most recent Calculation Date and the two weeks succeeding such current week (such amount set forth in (iv), regardless of whether such reserve is maintained, the “Budgeted Cushion Amount”). Not later than 7:00 p.m. New York time on the fourth business day of each week starting with the first full calendar week following the Closing Date, the Debtors shall deliver to the DIP Agent a report setting forth the Carve Out Reserve Amount as of such time, and, in setting the Carve-Out Reserve, the DIP Agent shall be entitled to rely upon such reports in accordance with section [●] of the DIP Credit Agreement. Prior to the delivery of the first report setting forth the Carve-Out Reserve Amount, the DIP Agent shall calculate the Carve-Out Reserve Amount by reference to the Budget for subsection (i) of the Carve-Out Reserve Amount.
(c)Carve Out Reserves.
(i)    On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors and their lead restructuring counsel with copies to counsel to any Committee and counsel to the Ad Hoc Group of Consenting Noteholders (the “Termination Declaration Date”), the Carve Out Trigger Notice shall (x) be deemed a draw request and notice of borrowing by the Borrower for the Loans (as defined in the DIP Facility) under the DIP Facility, in an amount equal to the sum of (1) the amounts set forth in paragraphs [●](a)(i) and [●](a)(ii) above, and (2) the lesser of (a) the then unpaid amounts of the Allowed Professional Fees and (b) the DIP Professional Fee Carve Out Cap (any such amounts actually advanced shall constitute Loans) and (y) also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the sum of the amounts set forth in paragraphs [●](a)(i)–(iii) above. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.
(ii)    On the Termination Declaration Date, the Carve Out Trigger Notice shall also (x) be deemed a request by the Debtors for Loans under the DIP Facility, in an amount equal to the Post-Carve Out Trigger Notice Cap (any such amounts actually advanced shall constitute Loans) and (y) constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “PostCarve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.
(iii)    On the first business day after the DIP Agent gives such notice to such DIP Lenders, notwithstanding anything in the DIP Credit Agreement to the contrary, including with respect to the existence of a Default or Event of Default (as such terms are defined in the DIP Credit Agreement), the failure of the Debtors to satisfy any or all of the conditions precedent for Loans under the DIP Facility, any termination of the DIP Commitments following an Event of Default, or the occurrence of the Maturity Date, each DIP Lender with an outstanding DIP Commitment (on a pro rata basis based on the then outstanding DIP Commitments) shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the DIP Facility; provided that in no event shall the DIP Agent or the DIP Lenders be required to extend Loans pursuant to a deemed draw and borrowing pursuant to paragraphs [●](c)(i)(x) and [●](c)(ii)(x) in an aggregate amount exceeding the Carve-Out Reserve Amount.
(iv)    All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the

DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the PostCarve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties unless the Prepetition Claim has been indefeasibly paid in full, in cash.
(v)    Notwithstanding anything to the contrary in the DIP Documents, or this Interim DIP Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 61, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 61, prior to making any payments to the DIP Agent or the Prepetition Secured Parties, as applicable. Notwithstanding anything to the contrary in the DIP Documents or this Interim DIP Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the Prepetition Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Documents. Further, notwithstanding anything to the contrary in this Interim DIP Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Interim DIP Order, the DIP Documents, or the Prepetition Claim Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, the Prepetition Claim, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Claim.
(d)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.
(e)    No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agent, the Prepetition Agent, the DIP Secured Parties, or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code. Nothing in this Interim DIP Order or otherwise shall be construed to obligate the DIP Agent, the Prepetition Agent, the DIP Secured Parties, or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.
(f)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding of the Carve Out shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim DIP Order, the DIP Documents, the Bankruptcy Code, and applicable law.
2.In no event shall the Carve Out, or the funding of any DIP Loans or use of DIP Collateral to satisfy the Carve Out, result in any reduction in the amount of any DIP Obligations, the security therefor, or the obligations of the Debtors to pay the same in accordance with the DIP Documents.
3.Other than the Carve Out, neither the DIP Agent nor the Prepetition Secured Parties consent to any carve out from the Collateral for the payment of any fees or expenses of any Professional Persons. The amounts payable on account of Allowed Professional Fees are subject to final approval and allowance by the Court, and to the extent the amounts funded in the Carve Out Reserves exceed the amount so allowed, any excess shall be used to pay the DIP Agent for the benefit of the DIP Secured Parties, unless the DIP Obligations have been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Prepetition Secured Parties, unless the Prepetition Claim has been indefeasibly paid in full in cash in accordance with paragraph [●](c) above. The Agent, for itself and for and on behalf of the Prepetition Secured Parties, expressly retains the right to object to any fees or expenses of any Professional Persons as to reasonableness or on any other grounds.
(a)Notwithstanding anything to the contrary in this Interim DIP Order, neither the Carve Out, Cash Collateral, or any proceeds of any DIP Loans, letters of credit issued under the DIP Facility, or the Collateral shall be used to pay any Allowed Professional Fees (including, without limitation, expenses) in connection with any of the following (each a “Prohibited Purpose”): (a) objecting to, seeking subordination of, seeking to avoid, or contesting in any manner the validity, amount, extent, perfection, priority, or enforceability of, or asserting any defense, counterclaim or offset to, the DIP Motion or any of the relief requested therein, this Interim DIP Order, the DIP Facility, any DIP Obligations, the DIP Superpriority Claim, the Prepetition Claim, the Adequate Protection Claims, or any other claim of the Agent, the DIP Secured Parties, or the Prepetition Secured Parties or the perfected status or priority of any of the DIP Liens, the Prepetition Liens, the Adequate Protection Liens, or any other liens of the Agent, any DIP Secured Party, or any Prepetition Secured Party, or any other rights or interests of the Agent, the DIP Secured Parties, or the Prepetition Secured Parties; (b) asserting, investigating, prosecuting, or joining in any claim, demand, or cause of action against the Agent, any DIP Secured Party, or any Prepetition Secured Party, including, without limitation, for lender liability, breach of contract, or tort, or pursuant to Section 105, 506, 510, 544, 547, 548, 549, 550, 552 or 553 of the Bankruptcy Code, applicable non-bankruptcy law, or otherwise; (c) seeking to modify, or modifying, any of the rights granted under this Interim DIP Order to the Agent, any DIP Secured Party, or any Prepetition Secured Parties or under the DIP Documents or the Prepetition Claim Documents, as applicable; (d) other than as set forth in paragraph [●]5 below after the occurrence and during the continuance of an Event of Default, objecting to, contesting, delaying, preventing, hindering, or interfering in any way with (i) the Agent’s or any Prepetition Secured Party’s enforcement of realization upon any of the applicable Collateral, or (ii) the exercise of any rights and remedies by the Agent or the Prepetition Secured Parties with respect to any Collateral, (e) asserting or declaring any of the DIP Documents the Prepetition Claim Documents, or this Interim DIP Order to be invalid, not binding, or unenforceable in any respect, (f) using funds advanced under the DIP Facility or Cash Collateral except as specifically permitted in this Interim DIP Order and the Budget (after giving effect to the Permitted Variance), (g) selling any Collateral outside the ordinary course of business except as specifically authorized by this Interim DIP Order or by order of the Court, (h) incurring any indebtedness except as permitted by this Interim DIP Order and the DIP Documents, or (i) committing any other act or taking any other actions that are adverse to the Agent or any Prepetition Secured Party. Notwithstanding the foregoing, funds advanced under the DIP
5     To reference remedies paragraph in DIP order.

Facility or Cash Collateral deposited into the Carve Out Reserves for any Committee Professionals may be used to pay the fees earned and expenses incurred of counsel to any appointed creditors’ Committee in an amount not to exceed $25,000 to review the Prepetition Claim, the Prepetition Claim Documents, and the Prepetition Liens, and to assert any challenges to one or more of the Debtors’ stipulations or the releases set forth herein.

EXHIBIT D
Exit Facility Term Sheet

        Execution Version
CONFIDENTIAL
Oasis Petroleum North America LLC
Exit Senior Secured Revolving Credit Facility
Indicative Summary of Terms and Conditions

I. Parties
Borrower:	Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”).
Guarantors:
Oasis Petroleum Inc., a Delaware corporation (the “Parent”), Oasis Petroleum LLC, a Delaware limited liability company (“OP LLC”), Oasis Petroleum Marketing LLC, a Delaware limited liability company, Oasis Well Services LLC, a Delaware limited liability company, Oasis Midstream Services LLC, a Delaware limited liability company, OMS Holdings LLC, a Delaware limited liability company, Oasis Petroleum Permian LLC, a Delaware limited liability company, OMP GP LLC, a Delaware limited liability company (the “General Partner”), and all Material Subsidiaries that are required to guarantee the Facility (defined below) in accordance with its terms during the tenor of the Facility (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided that (a) foreign Subsidiaries, (b) domestic Subsidiaries, substantially all the assets of which consist of equity interests, or debt and equity interests, in controlled foreign corporations (“FSHCO”) and (c) domestic Subsidiaries that are direct or indirect Subsidiaries of foreign Subsidiaries, shall not be required to become Guarantors.
“Material Subsidiary” means, as of any date, (a) any restricted domestic Subsidiary that owns any oil and gas property evaluated in the most recently delivered reserve report and (b) any restricted domestic Subsidiary of Parent, OP LLC or the Borrower that, together with its subsidiaries, owns property having a fair market value of $5,000,000 or more; provided that if the aggregate fair market value of all property of all restricted domestic Subsidiaries that are not Guarantors exceeds $10,000,000, then Parent, OP LLC and the Borrower shall promptly designate restricted domestic Subsidiaries that are not then Guarantors as Material Subsidiaries (and cause such designated Material Subsidiaries to comply with the Facility) to the extent necessary so that the aggregate fair market value of all property owned by restricted domestic Subsidiaries that are not then Guarantors is less than $10,000,000. For purposes herein, “Subsidiary” shall exclude Oasis Petroleum International LLC and its subsidiaries, Oasis Midstream Partners, LP (“OMP”) and its subsidiaries and the DevCos (defined below).

DevCos:	Beartooth DevCo LLC, a Delaware limited liability company, and Bobcat DevCo LLC, a Delaware limited liability company (each a “DevCo” and together, the “DevCos”).
Administrative Agent:	Wells Fargo Bank, N.A. (“Wells Fargo” and in such capacity, the “Administrative Agent”).
Sole Lead Arranger and Sole Lead Bookrunner:	Wells Fargo Securities, LLC shall act as sole lead arranger and sole lead bookrunner (in such capacity, the “Lead Arranger”).
Revolving Lenders:
Wells Fargo and a syndicate of financial institutions and other entities arranged by the Lead Arranger and approved by the Borrower (each a “Revolving Lender” and, collectively, the “Revolving Lenders”). On the Closing Date (defined below), the Revolving Lenders shall constitute all of the Pre-Petition Lenders (defined below) participating in the DIP Facility (defined below). For the avoidance of doubt, in no event shall any Term Lender (defined below) be considered a Revolving Lender.

Required Revolving Lenders:
Revolving Lenders (excluding any defaulting Revolving Lenders) holding not less than 66.67% of the outstanding aggregate amount of the revolving loans under the Facility (the “Loans”) and participations in Letters of Credit (defined below) (or, if no Loans or Letters of Credit are outstanding, Revolving Lenders (excluding any defaulting Revolving Lenders) holding not less than such percentage of the unused Commitments (defined below) under the Facility) (the “Required Revolving Lenders”). For the avoidance of doubt, in no event shall any Term Lender be considered in the determination of Required Revolving Lenders.

Majority Revolving Lenders:	Revolving Lenders (excluding any defaulting Revolving Lenders) holding more than 50% of the outstanding aggregate amount of the Loans and participations in Letters of Credit (or, if no Loans or Letters of Credit are outstanding, Revolving Lenders (excluding any defaulting Revolving Lenders) holding more than such percentage of the unused Commitments under the Facility). For the avoidance of doubt, in no event shall any Term Lender be considered in the determination of Majority Revolving Lenders.
Swingline Lender:	Wells Fargo (in such capacity, the “Swingline Lender”).
II. Facility
Type and Amount of Facility:
The reserve-based revolving credit facility (the “Facility”) shall be in an amount of up to $1.5 billion (the “Aggregate Maximum Credit Amount” and the portion of the Aggregate Maximum Credit Amount allocated to a particular Revolving Lender shall be referred to herein as such Revolving Lender’s “Maximum Credit Amount”).

Maturity Date:	The date that is 3.5 years after the Closing Date (the “Maturity Date”).
Availability:
Subject to the Borrowing Base and the Aggregate Elected Commitment Amount (each term defined below) then in effect and to the Availability Block and the Initial Hedge Reduction Amount, in each case, described in the row captioned “Initial Hedging”, the Facility shall be available on a revolving basis during the period commencing on the Closing Date subject to satisfaction of the applicable conditions precedent described below, and ending on the earlier of the Maturity Date and the termination of the Commitments (the “Termination Date”), in accordance with the terms of the Facility Documentation (defined below).

Availability under the Facility shall be limited to the total Commitments of the Revolving Lenders, and shall also be subject to the Availability Block described below and the Initial Hedge Reduction Amount described below. “Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Loans, to acquire participations in Swingline Loans (defined below) and to acquire participations in Letters of Credit under the Facility, expressed as an amount which shall at any time be the least of (a) such Revolving Lender’s Maximum Credit Amount, (b) such Revolving Lender’s applicable percentage of the then effective Borrowing Base and (c) such Revolving Lender’s Elected Commitment (defined below).

Letters of Credit:
A portion of the Facility equal to $100 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by Wells Fargo (in such capacity, the “Issuing Bank”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) five business days prior to the Maturity Date. On the Closing Date, all letters of credit issued (or deemed reissued) under the DIP Credit Agreement shall be refinanced and deemed reissued under the Credit Agreement (defined below).

Drawings under any Letter of Credit shall be reimbursed by the Borrower on the same business day if the Borrower receives notice of the applicable Letter of Credit disbursement by 10:00 a.m. New York City time on such day; provided, that if such disbursement is not less than $1,000,000, the Borrower shall be deemed to have requested an ABR Loan (defined below) in the amount of such disbursement. To the extent that the Borrower does not so reimburse the Issuing Bank, the Administrative Agent shall notify each Revolving Lender of (a) the applicable disbursement, (b) the payment then due from the Borrower and (c) such Revolving Lender’s applicable percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its applicable percentage of the payment then due from the Borrower.
Swingline Loans:
A portion of the Facility shall be available for the extension by the Swingline Lender of swingline loans (the “Swingline Loans”) not resulting in (a) swingline borrowings in excess of $50,000,000 at any time outstanding or (b) the sum of the outstanding principal amount of the Loans, the outstanding principal amount of the Swingline Loans and the LC Exposure (defined below) (the “Revolving Credit Exposure”) exceeding the aggregate Commitments. Settlement of such Swingline Loans will occur no later than seven (7) business days following the making of a Swingline Loan. Upon the making by the Swingline Lender of any Swingline Loan, the Administrative Agent shall notify each Revolving Lender of its applicable percentage thereof and each Revolving Lender shall pay to the Administrative Agent its applicable percentage of such Swingline Loan. The Borrower may borrow, prepay and reborrow amounts under the subfacility for Swingline Loans provided for in the Credit Agreement; however, in no event may the Borrower continue or convert a Swingline Loan.

Purpose:
The proceeds of the Loans shall be used by the Borrower (a) for payments of certain fees, costs and expenses in connection with the Transactions (as defined in the Exit Commitment Letter to which this Exit Facility Term Sheet is attached), (b) to consummate the Refinancing (as defined in the Exit Commitment Letter to which this Exit Facility Term Sheet is attached) and (c) for general corporate purposes (including funding working capital for exploration and production operations) and to repay Swingline Loans; provided that the Borrower will not use any proceeds for any purpose which would violate the provisions of Regulations T, U or X.

Security:
The Facility and each commodity swap, interest rate swap or similar agreement between the Borrower and a Revolving Lender or an affiliate of a Revolving Lender (whether such swap was entered into prior to the time, or during the time, that such person or its affiliate is a Revolving Lender (including any swap agreement entered into with such person in existence prior to the Closing Date), even if such person subsequently ceases to be a Revolving Lender (or an affiliate thereof)) shall be ratably secured by:
•    First priority (subject to certain permitted liens to be defined in the Facility Documentation in a manner consistent with the Documentation Principles (defined below)), perfected liens and security interests on substantially all assets of the Credit Parties, including a first priority (subject to certain permitted liens), perfected lien on all equipment of the Credit Parties and on all oil and gas properties of the Borrower and its subsidiaries that are Guarantors comprising not less than 90% of the proved oil and gas properties evaluated in the reserve report most recently delivered to the Administrative Agent, in each case, subject to exceptions to be agreed.
•    Pledge of (a) 100% of the stock of restricted domestic Subsidiaries and (b) 65% of the stock of restricted foreign Subsidiaries and FSHCOs with, in each case for entities described in this clause (b), total assets greater than $1,000,000.
•    Unconditional joint and several guarantee from each Guarantor.
 • Pledge of equity in the Credit Parties’ percentage ownership in the DevCos and OMP.

Borrowing Base:
The Borrowing Base (the “Borrowing Base”) will be proposed by the Administrative Agent and subject to Revolving Lender approval as described below; provided that each of any proposal made by the Administrative Agent and each Revolving Lender’s determination as to whether to approve or disapprove such proposal will be in the sole discretion of the Administrative Agent and such Revolving Lender, as applicable, based upon its review of the most recently delivered reserve report (including any supplemental information provided thereto) and such other information (including, without limitation, the status of title information with respect to the oil and gas properties of the Credit Parties and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as it deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. The Borrowing Base will be re-determined on a semi-annual basis, with the parties having the Interim Redetermination Rights as described below. The Borrowing Base will also be subject to interim adjustments in connection with (a) sales of assets, hedge unwinds and title defects such that if the aggregate value of such sales or hedge unwinds exceeds 5.0% of the then existing Borrowing Base, the Borrowing Base will be automatically reduced by an amount equal to such excess and (b) the incurrence of Unsecured Debt, such that upon the incurrence thereof, the Borrowing Base will be automatically reduced by an amount equal to the product of 0.25 multiplied by an amount equal to the difference between (x) the stated principal amount of such Unsecured Debt minus (y) the stated principal amount of previously outstanding Unsecured Debt to the extent such previously outstanding principal amount was redeemed or refinanced with the proceeds of such Unsecured Debt. Scheduled Borrowing Base redeterminations will be on a semi-annual basis each April 1st and October 1st, based upon a reserve report prepared as of the immediately preceding January 1 and July 1, respectively, and delivered to the Administrative Agent and the Revolving Lenders on or before March 1st and September 1st of each year, respectively; provided that the first scheduled Borrowing Base redetermination will occur on or about April 1, 2021. The January 1 reserve report will be comprised of (a) a report prepared by one or more Approved Petroleum Engineers (as defined in the Existing Credit Agreement) with regards to not less than 90% of the proved oil and gas properties of the Borrower and its subsidiaries that are Guarantors and (b) a report on the remainder of such oil and gas properties prepared internally by the Borrower, and the July 1 reserve report will be prepared internally by the Borrower in a form reasonably acceptable to the Administrative Agent.
Upon receipt of a proposed Borrowing Base notice, each Revolving Lender shall have fifteen (15) days to agree with the proposed Borrowing Base or disagree with the proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the proposed Borrowing Base. If, in the case of any proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the proposed Borrowing Base. If, at or prior to the end of such 15-day period, all of the Revolving Lenders, in the case of a proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Revolving Lenders (defined below), in the case of a proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in the Facility. If, however, at the end of such 15-day period, all of the Revolving Lenders or the Required Revolving Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to (a) in the case of a decrease or reaffirmation, a number of Revolving Lenders sufficient to constitute the Required Revolving Lenders and (b) in the case of an increase, all of the Revolving Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in the Facility.

The Borrower or the Administrative Agent, at the request of the Required Revolving Lenders, each may request one additional unscheduled Borrowing Base redetermination during any 12-month period (except for the period commencing on the Closing Date and ending on April 1, 2021) (the “Interim Redetermination Rights”).
To the extent the Closing Date occurs on or before the ninetieth (90th) day after the execution of the Exit Commitment Letter to which this Exit Facility Term Sheet is attached, the initial Borrowing Base shall be an amount equal to (a) $575,000,000 minus (b) the principal amount of the Non-Participating Lender Term Loan (as defined below). Otherwise, the initial Borrowing Base shall be equal to an amount determined by the Administrative Agent and the Revolving Lenders within the period that is thirty (30) days prior to the Closing Date, based on the reserve report prepared as of July 1, 2020 and provided to the Administrative Agent by the Borrower on September 1, 2020, along with such other information as the Administrative Agent may require, and otherwise shall be in accordance with the redetermination criteria described above.
Additionally, the initial Borrowing Base shall be subject to reduction by the Initial Hedge Reduction Amount as described below in the row captioned “Initial Hedging”.

Elected Commitments:
In addition to being subject to the Borrowing Base, availability under the Facility will be limited to the aggregate amount of “Elected Commitments” of the Revolving Lenders as set forth in the Facility (such aggregate amount, the “Aggregate Elected Commitment Amount”). The Aggregate Elected Commitment Amount as of the Closing Date shall be equal to the amount of the initial Borrowing Base.
Once between each scheduled redetermination of the Borrowing Base, the Borrower may request that the Aggregate Elected Commitment Amount be increased by either an existing Revolving Lender increasing its Elected Commitment or by having a person acceptable to the Administrative Agent who is not currently a Revolving Lender become a Revolving Lender with an Elected Commitment under the Facility. The Elected Commitments may be increased in amounts no less than $50 million (unless the Administrative Agent consents to such lesser amount); provided that in no event will such increase be permitted if the Aggregate Elected Commitment Amount will exceed the Borrowing Base then in effect.
Upon any redetermination or other adjustment in the Borrowing Base that would result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Revolving Lenders in accordance with each Revolving Lender’s percentage of the Aggregate Maximum Credit Amount) so that it equals such redetermined Borrowing Base.

Non-Participating Lender Term Loan Facility:
To the extent that any holder of RBL Claims (as defined in the Restructuring Support Agreement) does not elect to participate in the Facility, such holder (each such holder, a “Term Lender” and, collectively, the “Term Lenders”; the Term Lenders collectively with the Revolving Lenders, the “Lenders”) shall, in accordance with the terms of the Restructuring Support Agreement, receive a non-amortizing “second-out” term loan which shall (a) accrue interest at the LIBO Rate plus 3.00% pursuant to a three-month Interest Period (as described in Annex I), (b) have a maturity date no earlier than seven (7) years after the Closing Date, (c) not subject the Credit Parties or its Subsidiaries to any representations, warranties or covenants that are more burdensome or restrictive to such entities than those applicable to the Facility, (d) be guaranteed and secured on a pari passu basis with the Facility pursuant to the same Facility Documentation, (e) include limited reporting obligations owed to the Term Lenders to be agreed and (f) otherwise be on terms and conditions acceptable to the Required Revolving Lenders and the Borrower (such term loan, the “Non-Participating Lender Term Loan”). The Non-Participating Lender Term Loan shall be documented as a separate tranche of term loan debt under the Facility Documentation, and the Term Lenders shall not be entitled to vote on any matter under the Facility Documentation (including but not limited to approval of the Borrowing Base and amendments or waivers of covenants) other than with respect to amendments or modifications directly and adversely affecting the economic terms of the Non-Participating Lender Term Loan, such as any amendment or modification that would decrease the interest rate applicable thereto (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest) or extend the maturity thereof.

III. Certain Payment Provisions
Fees and Interest Rates:	As set forth on Annexes I and II.

Principal Payments:	On the Termination Date.
Voluntary Prepayments:	Voluntary prepayments of Loans are permitted (subject to payment of applicable breakage costs, if any) in minimum amounts and with prior notices to be set forth in the Credit Agreement but in any case consistent with the Documentation Principles.
Mandatory Prepayments:
If, as a result of a scheduled or interim redetermination of the Borrowing Base or an adjustment to the Borrowing Base in respect of title defects, the sum of outstanding Loans and Letters of Credit exceeds the Borrowing Base (a “Borrowing Base Deficiency”), then the Borrower shall, within ten (10) business days (or such longer period as may be acceptable to the Administrative Agent) following receipt of written notice of the redetermination or such adjustment, as applicable, deliver written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option:
(a) prepay the borrowings and/or deposit cash collateral in an aggregate principal amount equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s delivery of the Election Notice;
(b) repay such Borrowing Base Deficiency in six (6) equal and consecutive monthly installments, the first installment being due and payable thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base, and each subsequent installment being due and payable on the same day in each of the five (5) subsequent calendar months;
(c) provide additional proved oil and gas properties not evaluated in the most recently delivered reserve report acceptable to the Administrative Agent in its sole discretion (together with title information with respect thereto acceptable to the Administrative Agent in its sole discretion) sufficient to increase the Borrowing Base by an amount at least equal to such Borrowing Base Deficiency within thirty (30) days after its delivery of the Election Notice; or
(d) effect any combination of the foregoing clauses (a), (b) and (c) in amounts necessary to eliminate such Borrowing Base Deficiency; provided that (x) if the Borrower fails to provide a timely Election Notice, it shall be deemed to have selected the option described in clause (b) above and (y) all payments required to be made pursuant to this clause (d) must be made on or prior to the Termination Date. If a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of an LC Exposure, the Borrower shall deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation.
If a Borrowing Base Deficiency occurs as the result of an asset disposition, unwind or termination of hedge arrangements, or in connection with the incurrence of Unsecured Debt, then the Borrower shall (A) prepay the borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency (i) within one (1) business day after the receipt of proceeds from such disposition, unwind or termination or (ii) on the date of such incurrence of debt, and (B) if a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation. The Borrower shall be obligated to make such deposit of cash collateral on or prior to the first business day succeeding the date it or any Credit Party receives cash proceeds as a result of the applicable asset disposition, unwind or termination of hedge arrangements or debt incurrence; provided that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.
If a Borrowing Base Deficiency occurs as a result of the application of the Initial Hedge Reduction Amount as described below, then, within one (1) business day of such Borrowing Base reduction, the Borrower shall (A) prepay the borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation.
Excess Cash Balances. If on the last business day of any week while there are any Loans outstanding, the Borrower or any other Credit Party have any cash or cash equivalents in excess of $50,000,000 in the aggregate (other than (a) cash collateral with respect to Letters of Credit, (b) any cash set aside and to be used to pay royalty or other production revenue obligations of the Credit Parties for amounts which have accrued to unaffiliated third parties, (c) any cash set aside to and to be used to pay in the ordinary course of business amounts (other than royalty or other production revenue obligations) of the Credit Parties then due and owing to unaffiliated third parties and for which the Credit Parties have issued checks or have initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within five business days) in order to make such payments, (d) any cash set aside and used solely for payroll or employee benefits or for the payment of taxes of the Credit Parties and (e) any cash of the Credit Parties constituting purchase price deposits set aside and held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits (the “Excess Cash”), then the Borrower shall prepay the Loans in an amount equal to the lesser of (x) the amount of Excess Cash and (y) the amount of Loans then outstanding, on the next business day); provided that to the extent that any Excess Cash results from the receipt of the proceeds of any sale or disposition of property less than five (5) business days prior to such date, then the Borrower shall not be required to prepay such Excess Cash until the fifth business day following the receipt of such proceeds. Each prepayment of Loans shall be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied, first, ratably to any ABR Loan then outstanding, and, second, to any LIBO Rate Loan (defined below) then outstanding, and if more than one LIBO Rate Loan is then outstanding, to each such LIBO Rate Loan in order of priority beginning with the LIBO Rate Loan with the least number of days remaining in the Interest Period (defined below) applicable thereto and ending with the LIBO Rate Loan with the most number of days remaining in the Interest Period applicable thereto. Each Excess Cash prepayment of Loans shall be applied ratably to the Loans included in the prepaid borrowings. Prepayments shall be accompanied by accrued interest to the extent required by the Facility Documentation.

Optional Commitment Reductions:	The Aggregate Maximum Credit Amount and the Aggregate Elected Commitment Amount may be reduced by the Borrower in minimum amounts to be set forth in the Facility Documentation or terminated in whole.
IV. Certain Conditions to Borrowing and Issuance of Letters of Credit
Conditions Precedent to Effectiveness and Initial Borrowings:
The availability of the Facility shall be conditioned upon satisfaction of customary conditions precedent to be agreed (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”), including without limitation:
(a)    the negotiation, execution and delivery of satisfactory Facility Documentation, including security documentation, promissory notes and other usual and customary closing documents, certificates, and authorizing resolutions for the Facility;
(b)    the Revolving Lenders and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date (including the reasonable and documented fees and expenses of professionals retained by the Administrative Agent) invoiced at least two business days prior thereto;
 (c)    all representations and warranties of the Credit Parties in the Facility Documentation shall be true and correct in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, true and correct in all respects), and there shall be no default or event of default in existence at the time of, or after giving effect to the making of, such funding on such date;
(d)    receipt and satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections (to be mutually agreed upon) of the Borrower;
(e)    to the extent that the Closing Date has not occurred by March 1, 2021, receipt of a reserve report prepared by an Approved Petroleum Engineer as of January 1, 2020;
(f)    satisfactory title information as reasonably required by the Administrative Agent on not less than 90% of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report;
 (g)    receipt of mortgages and security agreements providing perfected, first priority (subject to certain permitted liens to be defined in the Facility Documentation in a manner consistent with the Documentation Principles) liens and security interests on (i) all personal property assets of the Credit Parties constituting collateral, and (ii) not less than 90% of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report;
(h)    all governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;
(i)    the Administrative Agent shall have received lien search results and be satisfied that there are no liens and security interests on the Credit Parties’ property other than (i) those being released and (ii) permitted liens;
(j)    the delivery of legal opinions regarding the Facility Documentation, including, as applicable, opinions of local counsel with respect to mortgages governed by North Dakota, Montana and Texas law (which opinions shall include, among other things, the enforceability of the mortgages under applicable local law), in form and substance reasonably satisfactory to the Administrative Agent;
 (k)    the Administrative Agent and the Revolving Lenders shall have received, by at least three (3) business days prior to the Closing Date, “know your customer” and similar information required by bank regulatory authorities to the extent requested at least six (6) business days prior to the Closing Date;
 (l)    no material adverse change (excluding the pendency of the bankruptcy cases) from the date the Chapter 11 Cases commenced until the Closing Date;
(m) final redetermination of the Borrowing Base (to the extent required in accordance with the row captioned “Borrowing Base” above);
(n) entry of a final order of the Bankruptcy Court confirming the Plan (as defined in the Restructuring Support Agreement) that has not been reversed, stayed, modified or amended;
(o) the Administrative Agent shall have received satisfactory evidence that the Total Leverage Ratio (as defined below), determined on a pro forma basis after giving effect to the occurrence of the Transactions, does not exceed 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter ended at least 60 days (for any fiscal quarter other than the last fiscal quarter of 2020) or 90 days (for the fiscal quarter ended December 31, 2020) prior to the Closing Date (with EBITDAX calculated on a last quarter annualized basis);
(p) minimum availability under the Facility, determined on a pro forma basis after giving effect to the occurrence of the Transactions of $75 million; provided that to the extent the Borrower has caused the beneficiary of a letter of credit issued (or deemed reissued) under the DIP Credit Agreement that will be reissued under the Facility to, on or prior to the Closing Date, enter into a legally binding agreement (in form and substance reasonably acceptable to the Administrative Agent) among the Borrower, such beneficiary and the Administrative Agent pursuant to which such beneficiary shall agree to return (or to accept an amendment thereto reducing the stated amount thereof) such letter of credit within ten business days of the Closing Date, the stated amount of such letter of credit (or the amount of such agreed reduction thereto) shall increase availability on a dollar for dollar basis solely for the purpose of determining satisfaction of this condition precedent (such adjustment as set forth in this proviso, the “LC Adjustment”); provided further that in the event that any beneficiary of any letter of credit subject to the LC Adjustment fails to comply with the applicable agreement regarding such letter of credit on or before the date that is ten business days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (x) availability shall be recalculated as of such date without giving effect to the LC Adjustment with respect to the applicable letter of credit and (y) to the extent that availability is less than $75 million after giving effect to such recalculation, an immediate event of default shall occur under the Facility;
(q) entry into hedges covering the Closing Date Minimum Hedge Volumes (as defined below); and
(r) after giving effect to any requested credit extension on the Closing Date, the Credit Parties shall have no outstanding debt except for debt permitted under the Credit Agreement.

Conditions Precedent to Lending:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, the accuracy in all respects) of all representations and warranties (including, without limitation, the material adverse change, solvency and litigation representations) in the Facility Documentation on the date of such credit extension, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such credit extension, such representations and warranties shall continue to be true and correct in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, true and correct in all respects) as of such specified earlier date, (b) there being no Borrowing Base Deficiency, no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, (c) delivery of a borrowing request, (d) no violation of, or conflict with, any applicable governmental requirement occurring as a result of such credit extension, (e) there being no event, development or circumstance that has resulted in, or could reasonably be expected to have, a material adverse effect at the time of and immediately after giving effect to such credit extension, (f) no change in law having occurred that enjoins, prohibits or restrains, the making or repayment of any Loan or the consummation of the transactions contemplated the Facility Documentation and (g) there being no litigation pending or threatened seeking to, enjoin, prohibit or restrain, the making or repayment of any Loan or the consummation of the transactions contemplated the Facility Documentation.
At the time of and immediately after giving effect to any borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower together with the other Credit Parties shall not have any Excess Cash.

V. Certain Documentation Matters
Documentation Principles:
The definitive documentation for the Facility, including the credit agreement (the “Credit Agreement”) and all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Revolving Lenders, on account of the Facility shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (the “Facility Documentation”). The documentation will be based on the applicable “Loan Documents” under and as defined in that certain Third Amended and Restated Credit Agreement dated October 16, 2018, among the Parent, OP LLC and the Borrower; the lenders party thereto (the “Pre-Petition Lenders”); and Wells Fargo, as administrative agent (as in effect immediately prior to the commencement of bankruptcy case of the Borrower, the “Existing Credit Agreement”), with changes consistent with this Exit Facility Term Sheet and otherwise to reflect customary lender form updates, including without limitation updated LIBOR replacement provisions (the “Documentation Principles”).

Representations and Warranties:	The Facility shall contain representations and warranties customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation: existence and organizational status; power and authority; qualification; execution, delivery and enforceability of Facility Documentation; compliance with laws and agreements; with respect to the execution, delivery and performance of the Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; licenses and permits; governmental approvals and other consents with respect to the execution, delivery and performance of the Facility; Investment Company Act; PATRIOT ACT; absence of undisclosed liabilities; accuracy of disclosure and financial statements; since the Closing Date, no material adverse effect; no defaults or Borrowing Base Deficiency; insurance; taxes; ERISA; environmental matters; creation and perfection of security interests; no material misstatements; ownership of properties; maintenance of properties; location of business and offices; DevCo properties; subsidiaries and equity interests; state regulation; title to refined products; gas imbalances; prepayments; marketing of production; hedge agreements; use of loans and letters of credit; sanctions laws/OFAC; EEA Financial Institutions; consolidated solvency; beneficial ownership certification
Affirmative Covenants:
The Facility shall contain affirmative covenants customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation: delivery of annual and quarterly financial statements (with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (a) an upcoming maturity date under the Facility occurring within one year from the time such opinion is delivered or (b) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); certificates and other information; delivery of notices of defaults, certain material events and changes in beneficial ownership; maintenance of organizational existence and rights and privileges; conduct of business; performance of obligations under the Facility Documentation; inspections (including books and records); operation and maintenance of properties; maintenance of insurance; payment of taxes; compliance with laws (including environmental laws); delivery of reserve reports as described above; reasonably satisfactory title review on at least ninety percent (90%) of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report; additional guarantors and collateral; further assurances on collateral matters consistent with the requirements otherwise set forth herein; ERISA; DevCo properties; marketing activities; Commodity Exchange Act Keepwell Provisions; DevCo parent undertaking; ownership of DevCo equity interests; ownership of General Partner equity interests; unrestricted subsidiaries; use of proceeds; know-your-customer information; sanctions laws/OFAC/anti-money laundering laws; account control agreements; hedge agreements (required minimum rolling hedging of (i) 80% for the next twelve months as of any date of determination and (ii) 70% for months thirteen through twenty-four following any date of determination, in each case (i) tested on a quarterly basis and (ii) based on estimated oil PDP production reflected in the most recently delivered reserve report).

Initial Hedging:
The Borrower shall enter into hedges covering minimum hedge volumes of (i) 10,303 MBBL for the first year after the Closing Date, (ii) 6,761 MBBL for the second year after the Closing Date and (iii) 4,945 MBBL for the third year after the Closing Date; provided that, 2/3rds of such hedging shall be entered into on the Closing Date (the “Closing Date Minimum Hedge Volumes”), with the remainder (the “Post-Closing Minimum Hedge Volumes” and, together with the Closing Date Minimum Hedge Volumes, the “Minimum Hedge Volumes”) to be entered into by the date that is thirty (30) days after the Closing Date (the “Post-Closing Deadline”).
In the event that the Closing Date Minimum Hedge Volumes do not satisfy the target hedge pricing requirements set forth below, then availability under the Facility shall be automatically reduced as of the Closing Date by an amount (the “Availability Block”) equal to the product of (1) sixty-five percent (65%) and (2) the positive sum of (a) the difference between the PV-9 value of (i) the Required First Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the first year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the first year after the Closing Date, (b) the difference between the PV-9 value of (i) the Required Second Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the second year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the second year after the Closing Date and (c) the difference between the PV-9 value of (i) the Required Third Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the third year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the third year after the Closing Date. For the avoidance of doubt, the Availability Block will apply until the earliest of (i) satisfaction of the target hedge pricing requirements, (ii) the Post-Closing Deadline or (iii) waiver of the application of the Availability Block by the Required Revolving Lenders.
In the event that the Minimum Hedge Volumes entered into as of the Post-Closing Deadline do not satisfy the target hedge pricing requirements set forth below, then, the Credit Parties shall have ten business days after the Post-Closing Deadline (the “Cure Period”) to satisfy the target hedge pricing requirements set forth below; provided that availability under the Facility shall be automatically reduced as of the Post-Closing Deadline by an amount (the “Initial Hedge Reduction Amount”) equal to the product of (1) sixty-five percent (65%) and (2) the positive sum of (a) the difference between the PV-9 value of (i) the Required First Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the first year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the first year after the Closing Date, (b) the difference between the PV-9 value of (i) the Required Second Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the second year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the second year after the Closing Date and (c) the difference between the PV-9 value of (i) the Required Third Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the third year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the third year after the Closing Date.
If the Credit Parties fail to satisfy the target hedge pricing requirements set forth below for the Minimum Hedge Volumes during the Cure Period, unless the Required Revolving Lenders otherwise agree during the Cure Period, upon the expiration of the Cure Period, the Borrowing Base shall automatically be reduced by the Initial Hedge Reduction Amount and the Credit Parties shall have one business day to cure any Borrowing Base Deficiency resulting from such Borrowing Base reduction.
The target pricing for the hedges described above shall not be less than (i) $43.04/bbl for the first year after the Closing Date (the “Required First Year Target Hedge Pricing”), (ii) $43.94/bbl for the second year after the Closing Date (the “Required Second Year Target Hedge Pricing”) and (iii) $44.79/bbl for the third year after the Closing Date (the “Required Third Year Target Hedge Pricing”).
For the avoidance of doubt, in no event shall either the Availability Block or the Initial Hedge Reduction Amount be an amount less than $0.

Financial Covenants:
Financial covenants to consist of (a) a minimum current ratio of not less than 1.0 to 1.0 and (b) a maximum consolidated total leverage ratio (to be tested net of balance sheet cash in an amount not to exceed $50 million) (the “Total Leverage Ratio”) not to exceed 3.0 to 1.0. EBITDAX (as defined below) to be initially calculated LQA, building to trailing four (4) quarters. The first covenant test shall be based upon the fiscal quarter ending March 31, 2021. “EBITDAX” shall have substantially the same meaning ascribed to such term in the Existing Credit Agreement, with the addition of customary addbacks, subject, in each case, to caps to be agreed, with respect to any costs, fees or expenses in connection with the implementation of fresh start accounting, the Chapter 11 Cases, the Plan (as defined in the Restructuring Support Agreement) and the transaction contemplated thereby (including costs, fees and expenses in connection with litigation and settlement thereof confirmed under the Plan).

Negative Covenants:
The Facility shall contain negative covenants customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation:
(a) incurrence of debt, with exceptions for, among other things, (i) the Facility, (ii) capital lease arrangements up to a cap to be agreed, (iii) intercompany debt, (iv) any debt incurred on the Closing Date in accordance with an Acceptable Plan (as defined in the DIP Credit Agreement) and (v) unsecured debt in an aggregate principal amount not to exceed $400 million (“Unsecured Debt”), but subject to a pro forma Total Leverage Ratio of less than 2.5 to 1.0, reduction of the Borrowing Base to the extent set forth above, pro forma financial covenant compliance, and usual and customary high yield basket provisions consistent with the Documentation Principles;
(b) liens, which shall permit, among other things, liens (i) created under the Facility Documentation (including those liens securing the Facility, any hedge agreements and any treasury arrangements) and (ii) in respect of purchase money or capital lease arrangements up to a cap to be agreed;
(c) fundamental changes;
(d) asset sales and early monetization or early termination of any hedge or swap positions;
(e) investments and, solely with respect to the period commencing on the Closing Date through and including the last day of calendar year ending December 31, 2021, Capital Expenditures (as defined below), which shall permit (i) investments or Capital Expenditures in an amount not to exceed $25 million; provided that, such investments or Capital Expenditures shall only be permitted to the extent that (w) no event of default exists at the time of such investment, (x) the pro forma Total Leverage Ratio is less than 2.0 to 1.0, (y) immediately after giving effect to such investment the availability under the Facility is not less than 25% of the Borrowing Base, and (z) positive Free Cash Flow (as defined below) of the Borrower and its Subsidiaries, on a consolidated basis, exists at the time of such investment, (ii) the ability to make Capital Expenditures in an amount not to exceed $275 million during the 2021 calendar year; provided that, for the avoidance of doubt, this clause (e)(ii) is in addition to the investments and Capital Expenditures permitted in clause (e)(i) above and (iii) other investments under specified baskets to be set forth in the Facility Documentation;
 (f) dividends or distributions on, or redemptions of, Borrower capital stock (“Restricted Payments”); provided that, commencing on the date of the delivery of the compliance certificate for the fourth fiscal quarter ending after the Closing Date, the Borrower shall be permitted to make Restricted Payments subject to (i) no event of default, (ii) a pro forma Total Leverage Ratio test of less than 2.0 to 1.0, (iii) pro forma availability under the Facility of not less than 25% of the Borrowing Base, and (iv) generation by the Borrower and its Subsidiaries on a consolidated basis, of positive Free Cash Flow at the time of such Restricted Payment, provided that clause (iv) shall only be applicable to the extent the pro forma Total Leverage Ratio exceeds 1.5 to 1.0 at the time of the applicable Restricted Payment;
(h) payments of principal on junior debt; provided that the Facility Documentation shall permit the refinancing of such junior debt subject to customary limitations;
(i) environmental matters;
(j) subsidiaries; designation and conversion of restricted and unrestricted subsidiaries;
(k) ERISA compliance;
(l) limitations on negative pledges and limitations on the prohibition of subsidiary distributions;
(m) sale or discount of receivables;
(n) mergers, etc.;
(o) gas imbalance; take-or-pay or other prepayments;
(p) covenants of Parent, OP LLC and the General Partner;
(q) non-qualified ECP Guarantors;
(r) changes to organizational documents of General Partner and DevCos;
(s) transactions with affiliates;
(t) change in nature of business;
(u) international operations; and
(v) use of proceeds.
For purposes of the positive free cash flow governor for Restricted Payments and investments described above, “Free Cash Flow” shall be defined as EBITDAX less (i) Interest Expense (defined in a manner consistent with the Documentation Principles), less (ii) Capital Expenditures (as defined below), less (iii) taxes paid in cash, less (iv) investments made in cash; less (v) mandatory cash payments in respect of debt.
“Capital Expenditures” shall mean accrued capital expenditures (as determined in accordance with GAAP) for any period, including (a) exploration and production expenses and other capital expenditures and (b) midstream capital expenditures associated with the Credit Parties’ retained ownership in the DevCos (specifically excluding (i) the portion of capital expenditures funded by OMP or attributable to OMP in accordance with ownership in each DevCo and (ii) capitalized interest).

Events of Default:
The Facility shall contain events of default customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); failure to enter into the Post-Closing Date Minimum Hedge Volumes by the Post-Closing Deadline; cross-default to material indebtedness; bankruptcy and insolvency events; ERISA events; material judgment in excess of $25 million that is unstayed or undischarged for a period of thirty (30) consecutive days; the loan documents ceasing to be valid or enforceable; Change of Control (as defined below).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by persons who were not (i) members of the board of directors of Parent as of the Closing Date, (ii) nominated (or whose nomination was approved) by the board of directors of the Parent or (iii) appointed (or whose appointment was approved) by directors so nominated (or whose nomination was so approved), (c) the Parent fails to own directly or indirectly all of the equity interests of the Borrower, (d) the General Partner shall cease to be the sole general partner of Oasis Midstream Partners LP (the “Midstream MLP”), with substantially the same powers to manage the Midstream MLP as are granted to the General Partner under the Midstream MLP partnership agreement, (e) the failure of the Parent, OP LLC and the Borrower to own directly or indirectly (i) all of the equity interests of the General Partner other than the Class B Units (as defined in the General Partner limited liability company agreement) and (ii) equity interests representing at least 85% of total number of Units (as defined in the General Partner limited liability company agreement) issued by the General Partner, (f) the failure of the Parent to have direct or indirect sole control of the General Partner or (g) the occurrence of a “change of control” (or any other similar event) under any material indebtedness.

Voting:
Amendments and waivers with respect to the Facility requires the approval of the Majority Revolving Lenders, except that no such agreement shall (a) increase the Maximum Credit Amount or Elected Commitment of any Revolving Lender without the written consent of such Revolving Lender, (b) increase the Borrowing Base without the written consent of all Revolving Lenders, decrease or maintain the Borrowing Base without the consent (or deemed consent) of the Required Revolving Lenders, or modify the Borrowing Base provisions in any manner that results in an increase in the Borrowing Base without the consent of each Revolving Lender, (c) reduce the principal amount of any Loan or Letter of Credit disbursement without the written consent of each Revolving Lender affected thereby, (d) reduce the rate of interest (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest), or reduce, or waive or excuse the payment of, any fee or other amount payable under the Facility owed to any Revolving Lender without the written consent of such Revolving Lender, (e) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or Letter of Credit disbursement, or any interest thereon, or the scheduled date of any fees or other amounts payable under the Facility, or reduce the amount of, waive or excuse any such payment (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest), or postpone or extend the Termination Date without the written consent of each Revolving Lender affected thereby, (f) change the pro rata sharing of payments provisions without the written consent of each Revolving Lender, (g) release any Guarantor (except as otherwise provided in the Facility Documentation), release all or substantially all of the collateral (except as otherwise provided in the Facility Documentation) or waive or amend other customary provisions consistent with the Documentation Principles without the written consent of each Revolving Lender, or (h) amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other agent, the Issuing Bank or the Swingline Lender under the Facility without the prior written consent of the Administrative Agent, other such agent, the Issuing Bank or the Swingline Lender, as the case may be.
For the avoidance of doubt, Term Lenders shall only be able to vote with respect to amendments or modifications to the Facility Documentation that directly and adversely affect the economic terms of the Non-Participating Lender Term Loan, such as any amendments or modifications that would decrease the interest rate applicable thereto (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest) or extend the maturity thereof.

Assignments and Participations:
(a)    Consents: (i) Each Lender will be permitted to make assignments, without the consent of the Borrower, if such assignment is to a Lender, an affiliate of a Lender, an Approved Fund or any other assignee during the continuance of an event of default; provided that no such assignment may be made by a Revolving Lender to a Term Lender, an affiliate of a Term Lender or an Approved Fund affiliated with a Term Lender without the consent of the Borrower (other than during the continuance of an event of default), (ii) each Lender will be permitted to make assignments, without the consent of the Administrative Agent, if such assignment is to a Lender or an affiliate of a Lender immediately prior to giving effect to such assignment; provided that no such assignment may be made by a Revolving Lender to a Term Lender or an affiliate of a Term Lender without the consent of the Administrative Agent and (iii) except in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment cannot be less than $5 million without the consent of each of the Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent.
“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(b)     Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Facility or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors. Participations will be permitted without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank.
(c)    No Assignment or Participation to Certain Persons: No assignment or participation may be made to natural persons, the Borrower, any other Loan Party, or any of their respective affiliates or subsidiaries or to any defaulting Revolving Lender. No assignment or participation may be sold to any “Industry Competitor” of any Loan Party. “Industry Competitor” means any person (other than Borrower, any Guarantor or any of their affiliates or subsidiaries) that is (or one or more of whose affiliates are) actively engaged as one of its principal businesses in lease acquisitions, exploration and production operations or development of oil and gas properties (including the drilling and completion of producing wells).

Yield Protection:	The Facility Documentation shall contain customary provisions consistent with the Documentation Principles (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy or other requirements of law, and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBO Rate Loan on a day other than the last day of an Interest Period with respect thereto.
Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel), (b) all costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by the loan documents, (c) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance of any Letter of Credit, and (d) all out-of-pocket expenses incurred by any agent, the Swingline Lender, the Issuing Bank or any Revolving Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, the Swingline Lender, the Issuing Bank or any Revolving Lender, in connection with the enforcement or protection of its rights in connection the loan documents.

The Administrative Agent, the Swingline Lender and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified person and provided that the Borrower shall not indemnify any indemnitee for (a) any financial liability of the Lender to the Parent, OP LLC, the Borrower or any Subsidiary pursuant to and in accordance with the terms of a swap agreement and (b) claims among Lenders or between Lenders and their related parties to the extent unrelated to a breach of an obligation of the Parent, OP LLC, the Borrower or any Subsidiary and (c) losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to be a direct result of a material breach of the Facility by such indemnitee).

Defaulting Lenders:	The Facility Documentation shall include customary market provisions relating to defaulting lenders consistent with the Documentation Principles.
Eligible Contract Participants and Excluded Swap Obligations:
The Facility Documentation shall include customary market provisions relating to guarantees of swap obligations by Credit Parties that are not “eligible contract participants” under the Commodity Exchange Act.

Governing Law and Forum:	State of New York
DIP to Exit Conversion
On the Closing Date, (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) the aggregate principal amount of all “Loans” under and as defined in the DIP Credit Agreement that are outstanding as of such date and any Pre-Petition Secured Indebtedness of any Revolving Lender that was not converted into the DIP Facility (as defined in that certain DIP Term Sheet attached to that certain Senior Secured Superpriority Debtor-in-Possession Revolving Credit Facility Commitment Letter, dated on or about the date hereof, among the Borrower, the financial institutions party thereto and Wells Fargo Bank, N.A. (the “DIP Term Sheet”)) shall, in each case, be automatically converted on a dollar-for-dollar basis for Loans under the Facility, (ii) all outstanding “Letters of Credit” (as defined in the DIP Term Sheet) shall be deemed to be issued as Letters of Credit under the Facility, (iii) all outstanding hedges with a Revolving Lender or an affiliate of a Revolving Lender under the DIP Facility shall be deemed to be included in the Facility, and the Credit Parties shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth herein, and (iv) all outstanding treasury management arrangements with a Revolving Lender or an affiliate of a Revolving Lender under the DIP Facility shall be deemed to be included in the Facility. Upon Payment in Full (as defined in the DIP Credit Agreement, including all or in part as a result of the DIP Debt Conversion), the DIP Facility will terminate and be superseded and replaced in its entirety by the Facility.

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

Annex I
Interest and Certain Fees

Interest Rate Options:
The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
•    the ABR plus the Applicable Margin (such margin set forth on Annex II hereto) (“ABR Loans”); or
•    the LIBO Rate (as adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”)) plus the Applicable Margin (“LIBO Rate Loans”).

As used herein:
    Annex I

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate (defined in a manner consistent with the Documentation Principles) in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (c) subject to the availability of LIBO, the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% and (d) 2.00%.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0%.
“LIBO Rate” means, subject to the implementation of a replacement rate, with respect to any LIBO Rate borrowing for any Interest Period, the greater of (a) 1.00% and (b) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such LIBO Rate borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such Interest Period. Notwithstanding the foregoing, unless otherwise specified in any amendment to the Credit Agreement, in the event that a replacement rate with respect to LIBO Rate is implemented then all references herein to LIBO Rate shall be deemed references to such replacement rate.
Interest Periods for LIBO Rate Loans shall be one, two, three or six months (or, with the consent of each Revolving Lender, nine or twelve months). Interest on ABR Loans shall be payable on the last day of each quarter, upon any prepayment (whether due to acceleration or otherwise) and at final maturity. Interest on LIBO Rate Loans shall be payable in arrears on the last day of each Interest Period, in the case of an Interest Period longer than three months, quarterly, upon any prepayment (whether due to acceleration or otherwise) and at final maturity. Interest on all LIBO Rate Loans shall be calculated for actual days elapsed on the basis of a 360 day year unless such computation would exceed the highest lawful rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days, as applicable). Interest on all ABR Loans and all fees shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year.

    Annex I

Interest Period:	With respect to any LIBO Rate borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Revolving Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a business day, such Interest Period shall be extended to the next succeeding business day unless such next succeeding business day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding business day and (b) any Interest Period pertaining to a LIBO Rate borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last business day of the last calendar month of such Interest Period. For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.
Upfront Fees:
The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, an upfront fee payable in two (2) installments as follows:
(a) an installment of the upfront fee on the Closing Date of seventy basis points (0.70%) on each Revolving Lender’s applicable percentage of an amount (the “Closing Date Availability Amount”) equal to the Aggregate Elected Commitment Amount minus, if applicable, the amount of the Availability Block in place due to the failure of the Credit Parties to satisfy the target hedge pricing requirements specified in the “Initial Hedging” section above for the Closing Date Minimum Hedge Volumes on the Closing Date; and
(b) an installment of the upfront fee on the next Business Day after the Cure Period of seventy basis points (0.70%) on each Revolving Lender’s applicable percentage of an amount equal to the positive difference, if any, between, the Aggregate Elected Commitment Amount then in effect minus the Closing Date Availability Amount.

Commitment Fees:	The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date. Solely for purposes of calculating the commitment fee, Swingline Loans will not be deemed to be a utilization of the Commitments. To the extent that the Borrowing Base is reduced by the Initial Hedge Reduction Amount, the Borrower shall be reimbursed for any commitment fees previously paid (or entitled to deduct from the amount of commitment fees to be paid on the next payment date, as applicable) with respect to the portion of the Commitment thereby reduced.
Letter of Credit Fees:
The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBO Rate Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit disbursements) and shall be payable quarterly in arrears. During the continuation of an event of default, upon written notice to the Borrower of the election of the Majority Revolving Lenders, such Letter of Credit Fees shall increase by 2% per annum over the then applicable rate. “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Letter of Credit disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its applicable percentage of the total LC Exposure at such time.

A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit, shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account consistent with the Documentation Principles.
Default/Deficiency Rate:
(i) Automatically upon the occurrence of any payment or insolvency related event of default and (ii) with respect to any other event of default that has occurred and is continuing, upon written notice to the Borrower of the election of the Majority Revolving Lenders, all outstanding principal, fees and other obligations under the Facility Documentation shall bear interest at 2% above the rate otherwise applicable to ABR Loans; provided that in either case under clause (i) or clause (ii), such default interest shall accrue from the date of the occurrence of the applicable event of default and end on the date on which such event of default has been cured or waived. During a Borrowing Base Deficiency, an amount of the Revolving Credit Exposure equal to the amount of the deficiency shall, upon written notice to the Borrower of the election of the Majority Revolving Lenders, bear interest at 2% above the rate otherwise applicable to such portion of the Revolving Credit Exposure, which shall accrue from the date of occurrence of such Borrowing Base Deficiency until the date that such Borrowing Base Deficiency is cured or waived.

    Annex I

Annex II.
Applicable Margin and Commitment Fee:

The Applicable Margin and Commitment Fee for purposes of determining the applicable interest rate will be determined based upon the percentage of the total Commitments then being utilized as follows:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	< 25%	≥ 25% < 50%	≥ 50% < 75%	≥ 75% < 90%	≥ 90%
ABR Loans or Swingline Loans	2.000%	2.250%	2.500%	2.750%	3.000%
LIBO Rate Loans	3.000%	3.250%	3.500%	3.750%	4.000%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%

    Annex I

EXHIBIT E

Provision for Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),6 by and among Oasis Petroleum Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting RBL Lender” // “Consenting Noteholder”] under the terms of the Agreement.
The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
Notes
RBL
Interests

6     Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT F

Form of Joinder

JOINDER
With respect to the Restructuring Support Agreement, dated as of September 29, 2020, as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof (the “Agreement”), the undersigned (the “Joinder Party”)—
(1)becomes and shall be treated for all purposes under the Agreement as a Consenting Stakeholder, Consenting RBL Lender, and/or Consenting Noteholder, as appropriate, with respect to (i) all Company Claims/Interests that the Joinder Party holds and (ii) the Company Claims/Interests acquired through a Transfer (if applicable) to the same extent the transferor was bound by the Agreement;
(2)agrees to be subject to and bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as such terms may be amended from time to time in accordance with the terms thereof) and by the vote of the transferor with respect to any Company Claims/Interests acquired through a Transfer, if the transferor of the Company Claims/Interests voted on the Plan before the effectiveness of the Transfer of the Company Claims/Interests to be transferred in connection with the execution of this Joinder; and
(3)is deemed, without further action, to make to the other Parties as of the date hereof the representations and warranties that the Parties make in Sections 8 and 9 of the Agreement.
The Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.
Capitalized terms used in this Joinder but not otherwise defined shall have the respective meanings set forth in the Agreement. The Agreement shall control over any provision in this Joinder that is inconsistent with the Agreement.
Date Executed:
______________________________________
Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Claims
Notes Claims